UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.            )

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HELIOS TECHNOLOGIES, INC.

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HELIOS TECHNOLOGIES

2020
Notice of Annual Meeting of Shareholders
& Proxy Statement

STAYING THE PATH

EXECUTING THE VISION

HELIOS TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Thursday, August 6, 2020

Notice is hereby given that the Annual Meeting of Shareholders of Helios Technologies, Inc., a Florida corporation, will be held on Thursday, August 6, 2020 for the following purposes:

1.

To elect three Directors to serve until the Annual Meeting in 2023 and two Directors to serve until the Annual Meeting in 2021, all of whom shall serve until their successors are elected and qualified or until their earlier resignation, removal from office or death;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year 2020;

3.	To conduct an advisory vote on executive compensation; and

4.	To transact such other business as properly may come before the Meeting or any adjournment thereof.

Shareholders of record at the close of business on June 1, 2020 (referred to herein as the “record date”), are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.

We sent a Notice of Internet Availability of Proxy Materials on or about June 8, 2020, and provided access to our proxy materials over the Internet beginning June 8, 2020, for the holders of record and beneficial owners of our common stock as of the close of business on the record date. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review this proxy statement and our annual report and authorize a proxy online to vote your shares. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

If your shares are held in street name by a brokerage, your broker will supply the Notice of Internet Availability instructions on how to access and review this proxy statement and our annual report and authorize a proxy online to vote your shares. If you receive paper copies of the materials from your broker by mail, please mark, sign, date and return your proxy card to the brokerage. It is important that you return your proxy to the brokerage as quickly as possible so that the brokerage may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

By Order of the Board of Directors,

Melanie M. Nealis

Secretary

Sarasota, Florida

June 8, 2020

* As part of our precautions regarding the COVID-19 pandemic, we are planning for the possibility that the Meeting may be held solely by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate, including details on how to inspect a list of shareholders of record, will be posted on our website and filed with the Securities and Exchange Commission as proxy material.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS MEETING TO BE HELD ON AUGUST 6, 2020

This Proxy Statement and our 2019 Annual Report to Shareholders are available at:

https://materials.proxyvote.com/866942 and https://ir.heliostechnologies.com.

2020 Proxy Statement | i

Page

Director Compensation	48
Equity Compensation Plan Information	49

Proposal 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm	50

Proposal 3 — Advisory Vote on Executive Compensation	51

Other Business	51

Requirements, Including Deadlines, for Submission of Proxy Proposals and Nomination of Directors by Shareholders for the 2021 Proxy Statement and Presentation at the 2021 Annual Meeting	52

ii | 2020 Proxy Statement

HELIOS TECHNOLOGIES, INC.

1500 West University Parkway

Sarasota, Florida 34243

PROXY STATEMENT

This proxy overview is a summary of information that you will find throughout this proxy statement. As this is only an overview, we encourage you to read the entire proxy statement, which was first distributed to our shareholders on or about June 8, 2020.

  2020 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	Thursday, August 6, 2020, at 10:00 a.m. (Eastern Time)
Place:	Jones Day Reavis & Pogue Room 901 Lakeside Avenue Cleveland, OH 44114-1190
Record Date:	June 1, 2020
Voting:	Shareholders as of June 1, 2020 (the “record date”) may vote on or before 11:59 p.m. Eastern Daylight Time on August 5, 2020 for shares held directly and by 11:59 p.m. Eastern Daylight Time on August 3, 2020 for shares held in a Plan through one of the following options:

By completing, signing and dating the voting instructions in the envelope provided	By the internet at www.proxyvote.com	By telephone at 1-800-690-6903	In person by completing, signing and dating a ballot at the annual meeting

Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by delivering a signed revocation to the Company, by submitting a later-dated proxy or by attending the meeting in person and casting a ballot. If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors (the “Board”). If you are a shareholder of record, you may vote by granting a proxy. Specifically, you may vote:

•

By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.

•

By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

•

By Mail—You may vote by mail by returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

•	In Person—You may vote by attending the Meeting in person and casting a ballot.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally, by internet or by telephone by regular employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense in sending proxy materials to their principals and obtaining their proxies. The approximate date on which this Proxy Statement and enclosed form of proxy first has been mailed or made available over the Internet to shareholders is as of June 8, 2020.

2020 Proxy Statement | 1

PROXY STATEMENT

The close of business on June 1, 2020, has been designated as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of June 1, 2020, 32,081,445 shares of the Company’s Common Stock, par value $.001 per share, were issued and outstanding. Each shareholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company on the close of business on June 1, 2020, on all matters that come before the Meeting. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even though the nominee may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner (a “broker non-vote”). Abstentions and broker non-votes are not counted in determining whether a proposal has been approved.

We intend to hold our Meeting in person. However, as part of our precautions regarding the COVID-19 pandemic, we are planning for the possibility that the Meeting may be held solely by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be posted on our website and filed with the Securities and Exchange Commission (“SEC”) as proxy material.

As previously announced in its Current Report on Form 8-K filed with the SEC on April 23, 2020, the Company relied on the SEC’s Order under Section 36 of the Securities Exchange Act of 1934, as amended, Granting Exemptions From Specified Provisions of the Exchange Act and Certain Rules Thereunder dated March 25, 2020 (Release No. 34-88465) to delay the filing of this proxy statement, including the information omitted from the Company’s Annual Report on Form 10-K for the year ended December 28, 2019 pursuant to General Instruction G(3) of the Form 10-K (the Part III information), which it includes in this proxy statement, due to the circumstances related to the COVID-19 pandemic.

2 | 2020 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of the Company will consist of nine members (presently ten members due to an upcoming retirement). The Board is divided into three classes of Directors serving staggered three-year terms. Directors hold their positions until the annual meeting of shareholders in the year in which their terms expire, and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death.

The term of office of four of the Company’s current ten Directors, Laura Dempsey Brown, Cariappa (Cary) M. Chenanda, Christine Koski and Dr. Alexander Schuetz, will expire at the Meeting. At that time, Ms. Koski will retire. The Board would like to express its sincere gratitude to Ms. Koski for her twenty years of service on the Helios Board.

On April 5, 2020, the Company appointed Philippe Lemaitre Independent Executive Chairman, effective immediately, and Wolfgang H. Dangel separated from Helios as President and Chief Executive Officer and director. On April 20, 2020, upon the recommendation of the Governance and Nominating Committee, the Board also appointed Ms. Dempsey Brown and Mr. Chenanda as members of the class of directors whose term expires at the Meeting, and Mr. Gregory C. Yadley as a member of the class of directors whose term expires at the 2021 Annual Meeting of Shareholders (“2021 Annual Meeting”). Additionally, at the time of their appointment, the Board appointed Ms. Dempsey Brown to serve on the Audit Committee and Compensation Committee, Mr. Chenanda to serve on the Compensation Committee and Governance and Nominating Committee, and Mr. Yadley to serve on the Governance and Nominating Committee.

In addition, on May 15, 2020, the Company announced publicly that an offer of employment was extended to and accepted by Mr. Josef Matosevic to assume the role of President and Chief Executive Officer of the Company. Mr. Matosevic’s appointment was effective on June 1, 2020. Mr. Matosevic was appointed to the Board in connection with his assumption of this role on June 1, 2020. Mr. Matosevic replaced Mr. Dangel in the class of directors whose term expires at the 2021 Annual Meeting.

The Governance and Nominating Committee of the Board has selected Ms. Dempsey Brown, Mr. Chenanda and Dr. Schuetz to stand for reelection to the Board at the Meeting, to serve until the Company’s annual meeting in 2023 and Mr. Matosevic and Mr. Yadley to serve until the Company’s annual meeting in 2021. In making its nominations of Ms. Dempsey Brown, Mr. Chenanda, Mr. Matosevic, Dr. Schuetz and Mr. Yadley, the Governance and Nominating Committee reviewed the backgrounds of the five individuals and believes that each of them (as well as each other continuing Director whose term does not expire at the Meeting) has valuable individual skills and experiences that, taken together, provide the Company with the diversity and depth of knowledge, judgment and vision necessary to provide effective oversight.

Biographical information for each of the nominees is set forth below under “Directors and Executive Officers.”

Shareholders may vote for up to three nominees for the class of Directors who will serve until the Company’s annual meeting in 2023 and for two nominees for the class of Directors who will serve until the Company’s annual meeting in 2021. If a quorum is present at the meeting, Directors will be elected by a plurality of the votes cast. Shareholders may not vote cumulatively in the election of Directors. In the event any of the nominees should be unable to serve, which is not anticipated, the proxy committee, which consists of Kennon Guglielmo and Philippe Lemaitre, will vote for such other person or persons for the office of Director as the Board may recommend.

The Board of Directors recommends that you vote “FOR” Ms. Dempsey Brown, Mr. Chenanda and Dr. Schuetz to serve until the Company’s annual meeting in 2023 and “FOR” Mr. Matosevic and Mr. Yadley to serve until the Company’s annual meeting in 2021.

2020 Proxy Statement | 3

GOVERNANCE OF THE COMPANY

Directors and Executive Officers

The following table sets forth the names and ages of the Company’s current directors and current executive officers and the positions they hold with the Company. Executive officers serve at the pleasure of the Board.

Name/Age/Independence	Director Since		Committee Membership (C: Chair)
		Biographies	Audit	Comp.	Gov. and Nominating

Philippe Lemaitre, 70 Independent Director and Chairman of the Board	June 2007

Philippe Lemaitre retired in November 2006 as Chairman, President and Chief Executive Officer of Woodhead Industries, Inc., a publicly held automation and electrical products manufacturer, upon its sale to Molex. Before joining Woodhead in 1999, Mr. Lemaitre was Corporate Vice President and Chief Technology Officer of AMP, Inc. and also had responsibility for AMP Computer and Telecom Business Group Worldwide. Prior to joining AMP, Mr. Lemaitre was an Executive Vice President of TRW, Inc. and also General Manager of TRW Automotive Electronics Group Worldwide. He previously held various management and research engineering positions with TRW, Inc., International Technegroup, Inc., General Electric Company and Engineering Systems International. Mr. Lemaitre also served as Chairman of the Board of Directors of Multi-Fineline Electronix, Inc. from March 2011 until the sale of the company in July 2016. Mr. Lemaitre holds a Master of Civil Engineering degree from Ecole Spéciale des Travaux Publics, Paris, France, and a Master of Science degree from the University of California at Berkeley, California. Mr. Lemaitre has served as a Director of the Company since June 2007, and as Chairman of the Board since June 2013. Mr. Lemaitre’s more than 35 years of experience in the development of technology and with technology-driven businesses, his track record of successfully managing global business functions including sales, engineering, research and manufacturing operations, and his role as Chairman of another public company provide a wealth of experience in key areas of the Company’s business and governance.

Marc Bertoneche, 73 Independent Director	August 2001

Marc Bertoneche is an Emeritus Professor in Business Administration at the University of Bordeaux in France, and was on the Faculty of INSEAD, the European Institute of Business Administration in Fontainebleau, France, for more than 20 years. He was a Visiting Professor of Finance at the Harvard Business School. He is an Associate Fellow at the University of Oxford and a Distinguished Visiting Professor at HEC Paris. Dr. Bertoneche is a graduate of University of Paris and earned his MBA and PhD from Northwestern University. He has served as a Director of the Company since August 2001. As an academic and a consultant to universities and businesses throughout the world, Dr. Bertoneche is exposed to diverse business leaders and brings a global perspective and depth of experience in the finance area.

			●	● (Through April 19, 2020)

4 | 2020 Proxy Statement

Governance of the Company

Name/Age/Independence	Director Since		Committee Membership (C: Chair)
		Biographies	Audit	Comp.	Gov. and Nominating

Douglas M. Britt, 55 Independent Director	December 2016

Doug Britt has been a Director of the Company since December 2016. In May of 2020, Mr. Britt became President and Chief Executive Officer of Boyd Corporation, a global leader in engineered materials and thermal management solutions. Previously, he served as President of the Integrated Solutions division of Flex Agility (NASDAQ: FLEX), a leading sketch-to-scale™ solutions company that provides innovative design, engineering, manufacturing, real-time supply chain insight, and logistics services to companies of all sizes in various industries and end-markets. From May 2009 to November 2012, Mr. Britt served as Corporate Vice President and Managing Director of Americas for Future Electronics, and from November 2007 to May 2009, he was Senior Vice President of Worldwide Sales, Marketing, and Operations for Silicon Graphics. From January 2000 to October 2007, Mr. Britt held positions of increasing responsibility at Solectron Corporation, culminating his career there as Executive Vice President, and was responsible for Solectron’s customer business segments including sales, marketing and account and program management functions. Mr. Britt earned a bachelor’s degree in business administration from California State University, Chico, and attended executive education programs throughout Europe, including at the University of London. As an executive at multinational companies, Mr. Britt has extensive global mergers and acquisition experience, global manufacturing and supply chain expertise and a deep understanding of customer relationships and leading a global business.

			● (Through April 19, 2020)	C	● (Effective April 20, 2020)

Laura Dempsey Brown, 57 Independent Director	April 2020

Laura Brown retired in 2018 from W.W. Grainger, Inc. (NYSE: GWW), a leading broad line supplier of maintenance, repair and operating products after 19 years. She was the Senior Vice President, Communications and Investor Relations since 2010 reporting directly to Grainger’s CEO and Chairman. She led Grainger’s internal and external communications, public affairs and investor relations teams. Previously Ms. Dempsey Brown served as Vice President of Marketing. In addition, she led the strategy development and operational execution of Grainger’s multi-year market expansion initiative focused on the top 25 U.S. metro markets. Ms. Dempsey Brown also served as the Vice President of Finance for Grainger’s field sales, operations, marketing and e-business functions. Prior to joining Grainger, Ms. Dempsey Brown was a Vice President at Alliant Foodservice and at Dietary Products at Baxter. She began her career at Baxter in 1985 focusing primarily on financial roles in the distribution and manufacturing businesses. She graduated from Indiana University with a bachelor’s degree in accounting and obtained designation as a Certified Public Accountant in 1985.

			● (Effective April 20, 2020)	● (Effective April 20, 2020)

2020 Proxy Statement | 5

Governance of the Company

Name/Age/Independence	Director Since		Committee Membership (C: Chair)
		Biographies	Audit	Comp.	Gov. and Nominating

Cariappa (Cary) M. Chenanda, 52 Independent Director	April 2020

Cary Chenanda is a Vice President and Officer of Cummins Inc. (NYSE: CMI), a global power leader that designs, manufactures, distributes and services diesel and natural gas engines and engine-related component products, including filtration, after-treatment, turbochargers, fuel systems, controls systems, air handling systems and electric power generation systems. Mr. Chenanda has been with Cummins Inc. for 22 years and currently leads the global Electronics and Fuel Systems business; he has held this position since 2017. In 2012, he helped launch the Electronics business as the 5th line of business within the Components segment. From 2009 to 2012, Mr. Chenanda was Executive Director for Global OE Sales and was responsible for new product development at Cummins Filtration in Nashville, TN. From 2007 to 2009, he was the General Manager for the Cummins-Scania Fuel Systems Joint Venture and managed the Fuel Systems startup in Wuhan, China. Mr. Chenanda worked in roles of increasing responsibility in engineering, marketing and purchasing within the Engine Business between 1998 to 2007. Mr. Chenanda has also worked for Ecolab and Robert Bosch GmbH. He is a Certified Purchasing Manager, a certified Six Sigma Green Belt and holds 7 United States patents. Mr. Chenanda holds an MBA from Indiana University’s Kelly School of Business, an MS in Mechanical Engineering from Texas A&M University and a Bachelor’s in Mechanical Engineering from the University of Mysore, India.

				● (Effective April 20, 2020)	● (Effective April 20, 2020)

Kennon H. Guglielmo, 53 Independent Director (Former Global Co-Lead Electronic Controls)	June 2019

Kennon Guglielmo served as Co-General Manager of Enovation Controls, LLC (“Enovation”), a designer, engineer, and manufacturer of natural gas engine control and fuel systems, from the time it was acquired by the Company on December 5, 2016, until April 5, 2019. He co-founded Enovation, which operates as a separate, standalone subsidiary of the Company, in September 2009, first serving as its Chief Technology Officer and subsequently as its Co-Chief Executive Officer, along with co-founder Frank Murphy, III. Dr. Guglielmo currently serves as CEO of Genisys Controls, LLC, a segment of Enovation that was carved out prior to Enovation’s acquisition by the Company. Dr. Guglielmo has been an independent director of Rush Enterprises, Inc. (NASDAQ:RUSHA) (NASDAQ:RUSHB) since January 2015. He holds a B.S. in Mechanical Engineering from Texas A&M University and an M.S. and Ph.D. in Mechanical Engineering from The Georgia Institute of Technology. Along with his executive and entrepreneurial background and skills, Dr. Guglielmo will bring a wealth of experience in the electronics area and product development to the Board.

			●	● (Effective April 20, 2020)	● (Through April 19, 2020)

6 | 2020 Proxy Statement

Governance of the Company

Name/Age/Independence	Director Since		Committee Membership (C: Chair)
		Biographies	Audit	Comp.	Gov. and Nominating

Josef Matosevic, 49 President, Chief Executive Officer and Director Non-Independent Director	June 2020

Josef Matosevic became President and Chief Executive Officer of the Company on June 1, 2020. Prior to joining the Company, he had served as Executive Vice President and Chief Operating Officer of Welbilt, Inc. (NYSE: WBT), a global manufacturer of commercial foodservice equipment, since August 2015. Mr. Matosevic also served as interim President and CEO from August through November 2018. Previously, he held the role of Senior Vice President of Global Operational Excellence at The Manitowoc Company, Inc. (NYSE: MTW), a world leading provider of engineered lifting solutions, from 2014 to 2015, and as Executive Vice President of Global Operations from 2012 to 2014. Prior to joining MTW, Mr. Matosevic served in various executive positions with Oshkosh Corporation (NYSE: OSK), a designer, manufacturer and marketer of a broad range of specialty vehicles and vehicle bodies, from 2007 through 2012. Mr. Matosevic also served as its Executive Vice President, Global Operations from 2010 to 2012, with responsibility for the defense segment, companies global operating systems and lean deployment. He previously served as Vice President of Global Operations from 2005 to 2007 and Chief Operating Officer from 2007 to 2008 at Wynnchurch Capital/Android Industries, a sub-assembler, distributor and sequencer of complex engineered modules for automotive original equipment manufacturers. Mr. Matosevic has over 26 years of global operating and business experience, with skills and focus on Commercial Sales, M&A, Strategic Operating Systems, Lean Six Sigma practices, automation, and supply chain development. Mr. Matosevic holds a bachelor’s degree from Bayerische Julius-Maximilian’s Universität in Würzburg, Germany.

Alexander Schuetz, 53 Independent Director	June 2014

Alexander Schuetz serves as CEO of Knauf Engineering GmbH, an engineering company in the gypsum based construction materials industry. Prior to joining Knauf in February 2009, Dr. Schuetz held various management positions for more than 10 years in Finance, Business Development, Mergers & Acquisitions, Project Management and General Management in the fluid power industry at Mannesmann and Bosch Rexroth, including as CEO of Rexroth Mexico and Central America from August 2000 to August 2007. From 1998 to 2000, he was based in Beijing, China and was responsible for the Finance, Tax and Legal division at Mannesmann (China) Ltd., the holding company for a number of affiliated companies of the Mannesmann Group, including Rexroth, Demag, Sachs and VDO. Dr. Schuetz holds a Ph.D. in international commercial law from the University of Muenster, Germany. In 2003, Dr. Schuetz completed the Robert Bosch North America International General Management Program at Carnegie Mellon University. Dr. Schuetz has served as a Director of the Company since June 2014. With more than ten years working in the fluid power industry and extensive experience in major growth regions of the world, including Asia and Latin America, Dr. Schuetz brings global insights into markets and customers to the Company.

			C (Chair effective December 13, 2019)		C

2020 Proxy Statement | 7

Governance of the Company

Name/Age/Independence	Director Since		Committee Membership (C: Chair)
		Biographies	Audit	Comp.	Gov. and Nominating

Gregory C. Yadley, 70 Independent Director	April 2020

Gregory Yadley has practiced corporate and securities law for over 40 years and has been a partner with Shumaker, Loop & Kendrick, LLP, a full-service law firm, since January 1993. Prior to entering private practice, he served as Branch Chief at the U.S. Securities and Exchange Commission and Assistant General Counsel for the Federal Home Loan Mortgage Corporation, both in Washington, D.C. Mr. Yadley currently serves as a member of the SEC’s Advisory Committee on Small Business Capital Formation. He is a graduate of Dartmouth College and the George Washington University Law School. Mr. Yadley brings to the Board broad experience with respect to securities, corporate governance, financing transactions, mergers and acquisitions, internal investigations, contract negotiations and disputes, strategic planning, and general corporate matters.

● (Effective April 20, 2020)

8 | 2020 Proxy Statement

Governance of the Company

Name/Age		Executive Officer Since	Biographies

	Josef Matosevic, 49, President, Chief Executive Officer and Director	June 2020

Josef Matosevic became President and Chief Executive Officer of the Company on June 1, 2020. Prior to joining the Company, he had served as Executive Vice President and Chief Operating Officer of Welbilt, Inc. (NYSE: WBT), a global manufacturere of commercial foodservice equipment, since August 2015. Mr. Matosevic also served as interim President and CEO from August through November 2018. Previously, he held the role of Senior Vice President of Global Operational Excellence at The Manitowoc Company, Inc. (NYSE: MTW), a capital goods manufacturer, from 2014 to 2015, and as Executive Vice President of Global Operations from 2012 to 2014. Prior to joining MTW, Mr. Matosevic served in various executive positions with Oshkosh Corporation (NYSE: OSK), a designer, manufacturer and marketer of a broad range of specialty vehicles and vehicle bodies, from 2007 through 2012. Mr. Matosevic also served as its Executive Vice President, Global Operations from 2010 to 2012, with responsibility for the defense segment, companies global operating systems and lean deployment. He previously served as Vice President of Global Operations from 2005 to 2007 and Chief Operating Officer from 2007 to 2008 at Wynnchurch Capital/Android Industries, a sub-assembler, distributor and sequencer of complex engineered modules for automotive original equipment manufacturers. Mr. Matosevic has over 26 years of global operating and business experience, with skills and focus on Commercial Sales, M&A, Strategic Operating Systems, Lean Six Sigma practices, automation, and supply chain development. Mr. Matosevic holds a bachelor’s degree from Bayerische Julius-Maximilian’s Universität in Würzburg, Germany.

	Tricia L. Fulton, 53 Chief Financial Officer	March 2006

Tricia Fulton joined the Company in March 1997 and held positions of increasing responsibility, including Corporate Controller, prior to being named Chief Financial Officer on March 4, 2006 and Interim President and Chief Executive Officer on April 5, 2020 through May 31, 2020. From July 1995 to March 1997, Ms. Fulton served as the Director of Accounting for Plymouth Harbor. From November 1991 to July 1995, she served in various financial capacities for Loral Data Systems. From September 1989 to September 1991, Ms. Fulton was an auditor with Deloitte & Touche. Ms. Fulton is a graduate of Hillsdale College and the General Management Program at the Harvard Business School. She served as a member of the Board of Directors for the National Fluid Power Association from 2011-2019 and as the Chairwoman of the Board for the 2016-2017 term.

	Matteo Arduini, 47 President QRC	June 2019

Matteo Arduini was appointed General Manager of Faster S.r.l., a European manufacturer of quick release couplings, in January of 2019, after having served as Faster’s Chief Financial Officer beginning in April of 2018. From September 2012 to April 2018, Mr. Arduini was with Brevini /Dana Incorporated (NYSE: DAN). He served as the CFO of the Brevini Group and the project leader in Dana’s acquisition of Brevini Group. For one and a half years after the acquisition, he served as Head of Finance in Dana Brevini Italy. Mr. Arduini graduated from the University of Parma in 1998 with a degree in Economics and gained professional experience through roles at Ernst & Young, Ferrari Cars and Technogym.

	Jinger J. McPeak, 44 President, Electronic Controls	December 2016

Jinger McPeak served as Co-General Manager of Enovation, which was acquired by the Company on December 5, 2016, and operates as a separate, standalone subsidiary. On April 5, 2019, Ms. McPeak assumed full leadership responsibilities for Enovation. She joined the predecessor company to Enovation in September 2004. In the 15 years with the company, Ms. McPeak has served in roles spanning from Market Management to Engineering, including leadership of the company-wide Display Solutions Team. Prior to the acquisition Ms. McPeak was the Vice President of Vehicle Technologies. She has over 20 years of experience and has been responsible for all aspects of managing the critical success factors of Enovation’s display and controller technology serving the recreational, marine and off-highway segments. Prior to joining the company, Ms. McPeak was employed at Mercury Marine, a Brunswick division, from May 1997 to September 2004 where she held several leadership positions, including Quality Engineer, Sales Administration Manager, Lean Six Sigma Program Officer and National Sales Manager. Her background includes a strong focus on market development and product portfolio strategy, including product quality & performance, program planning, timing and management, executive communication of strategic direction and tactical planning at all corporate levels. Ms. McPeak completed her education in 2001 by adding an MBA from Oklahoma State University to her Bachelor of Arts degree in Statistics. She currently serves on the BoatPAC board of the National Marine Manufacturers Association.

2020 Proxy Statement | 9

Governance of the Company

Name/Age		Executive Officer Since	Biographies

	Rajasekhar Menon, 55 President, CVT	June 2019

Raj Menon first joined Sun Hydraulics as a consultant of Emkay Capital Partners (“Emkay”), a business consulting firm, in which Mr. Menon was a principal, in January 2019 and was named President of CVT in April 2019 and named an executive officer of Helios in June of 2019. Previously, he was Senior Vice President with J. B. Poindexter, a diversified manufacturer, from 2015 until 2018. Mr. Menon spent over 25 years in a variety of global capacities with Cummins Inc. (NYSE: CMI) from 1989 until 2015. He holds a Mechanical Engineering degree from the Indian Institute of Technology, Madras and a master’s degree in Manufacturing Systems Engineering from Purdue University. Raj also holds a Harvard Business School certificate for Management Development.

	Melanie M. Nealis, 45 Chief Legal and Compliance Officer and Secretary	July 2018

Melanie Nealis joined the Company in July 2018 and brings over 20 years of experience in legal and human resources to the Company. She currently serves as the Chief Legal and Compliance Officer & Secretary for the organization and its subsidiaries. She is responsible for managing the legal and compliance activities of the enterprise on a global basis. Prior to joining the Company, Ms. Nealis was the Deputy General Counsel of Roper Technologies, Inc. (NYSE:ROP) from 2012 to 2018 and senior corporate counsel to Nordson Corporation (NASDAQ:NDSN) from 2005 to 2012. In both of her previous in-house roles, Ms. Nealis was responsible for managing legal services and compliance programs globally. Her responsibilities included: mergers & acquisitions, litigation management, developing and administering compliance programs, labor & employment, commercial contracts, global trade advice and compliance, and other regulatory and compliance activities. Ms. Nealis graduated with a BSBA, summa cum laude, from Xavier University and has a Juris Doctorate degree from the Ohio State University Moritz College of Law, where she graduated with honors in law. Prior to her in-house roles, Ms. Nealis was in private practice in Cleveland, Ohio, beginning her career at the national law firm of Baker & Hostetler LLP. Before becoming an attorney, Ms. Nealis worked as a human resource professional at the Timken Company in Canton, Ohio.

Board Leadership Structure and the Board’s Role in Risk Oversight

The Board acts as a collaborative body that encourages broad participation of each of the Directors at Board meetings and in the committees, described below, on which they serve. The Board believes that a majority of Directors should be independent. Prior to each Board meeting the independent directors meet informally, and they also meet in regular executive sessions of the Board. The Company currently separates the functions of Chairman of the Board and Chief Executive Officer. The Chairman of the Board, who is a non-management, independent director chairs the meetings of the Board and also serves as a nonvoting ex officio member of each of the Board committees. He approves the agenda for each meeting, after soliciting suggestions from management and the other Directors. Given the size of the Company, its international operations and its culture of individual initiative and responsibility, the Board believes that its leadership structure is appropriate. The Board believes that a governing body comprised of a relatively small number of individuals with diverse backgrounds in terms of geographic, cultural and subject matter experience, strong leadership and collaborative skills, is best equipped to oversee the Company and its management.1

The Company’s culture emphasizes individual integrity, initiative and responsibility. The Company’s compensation structure does not encourage individuals to undertake undue risk for personal financial gain. The Board has delegated to the Audit Committee the responsibility for financial risk and fraud oversight, to consider for approval all transactions involving conflicts of interest and to monitor compliance with the Company’s Code of Business Conduct and Ethics (“Code”).

The Governance and Nominating Committee addresses non-financial risks, including political and economic risks, risks relating to the Company’s growth strategy, and current business risks on a quarterly basis, and makes recommendations to

[1]

On April 5, 2020 the Company created the temporary role of Executive Chairman to be effective on an interim basis while the Company conducted a search for a new President and Chief Executive Officer. The Chairman of the Board (Mr. Lemaitre) served in the capacity of Executive Chairman. Additionally, the Company appointed Ms. Fulton as “Interim President and Chief Executive Officer” and Ms. Fulton assumed these duties in addition to her role as Chief Financial Officer. On May 15, 2020, the Company publicly announced an offer of employment was extended to and accepted by Mr. Josef Matosevic to assume the role of President and Chief Executive Officer and to serve as a member of the Board. Mr. Matosevic’s appointment was effective June 1, 2020. Ms. Fulton and Mr. Lemaitre’s interim roles ceased on June 1, 2020.

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the Board with respect to those and other risks, including leadership development and succession. To supplement the reports of the Governance and Nominating Committee, the Chief Executive Officer reports to the full Board, at least annually, regarding material risks facing the Company, risks it may face in the future, measures that management has employed to address those risks and other information regarding how risk analysis is incorporated into the Company’s corporate strategy and day-to-day business operations.

As part of its risk oversight and compliance responsibilities, the Board, in December 2018, adopted a new Code that serves as an overarching document to supplement similar policies adopted by its subsidiaries. The Code has been translated into five languages, and training programs are held to ensure the code is understood and observed throughout the Company. In July 2018, the Board appointed a Chief Legal and Compliance Officer (“CLCO”) who oversees and manages the legal and compliance functions of the Company on a global basis.

Independence and Committees of the Board of Directors

At its meeting on March 6, 2020, the Board undertook a review of Director Independence. Except as described under “Certain Relationships and Related Party Transactions,” it determined that there were no transactions or relationships between any of the Directors or any member of the Directors’ immediate families and the Company and its subsidiaries and affiliates. The purpose of this review was to determine the independence of each of the Directors under the rules of the Nasdaq Stock Market and, for audit committee members, also under the rules of the SEC. The Board determined that, Messrs. Bertoneche, Britt, Chenanda, Guglielmo, Lemaitre, and Schuetz, and Mmes. Dempsey Brown and Koski, qualify as independent. The Board previously confirmed that its former director, Mr. Grzelak also qualified as independent.

At its meeting on April 20, 2020, the Board undertook a review of Mr. Yadley’s independence. The Board determined that Mr. Yadley qualifies as independent under the rules of the Nasdaq Stock Market. By virtue of his position as President and Chief Executive Officer of the Company, the Board has determined that Mr. Matosevic does not qualify as independent.

The Board has the three standing committees listed below. The current composition of the three standing committees is included in the table set forth under the heading “Directors and Executive Officers.”

Audit Committee

The Audit Committee, comprised in 2019 of Marc Bertoneche, Doug Britt, Kennon Guglielmo, David W. Grzelak (Chair through December 12, 2019), and Alexander Schuetz (Chair beginning December 13, 2019), held nine meetings in 2019. The Board determined, under applicable SEC and Nasdaq rules, that all of the members of the Audit Committee are independent and that Dr. Bertoneche meets the qualifications as an Audit Committee Financial Expert, and he has been so designated. The functions of the Audit Committee are to select the independent public accountants who will prepare and issue an audit report on the annual financial statements of the Company and a report on the Company’s internal controls over financial reporting, to establish the scope of and the fees for the prospective annual audit with the independent public accountants, to review the results thereof with the independent public accountants, to review and approve non-audit services of the independent public accountants, to review compliance with existing major accounting and financial policies of the Company, to review the adequacy of the financial organization of the Company, to review management’s procedures and policies relative to the adequacy of the Company’s internal accounting controls, to review areas of financial risk and provide fraud oversight, to review compliance with federal and state laws relating to accounting practices and to review and approve transactions, if any, with affiliated parties. It also invites and investigates reports regarding accounting, internal accounting controls or auditing irregularities or other matters.

The Audit Committee is responsible for review of management’s monitoring of the Company’s compliance with its Code, including its confidential ethics reporting hotline and the periodic review and update of the Code. No waivers of the Company’s Code were requested or granted during the year ended December 28, 2019. The Code is available on the Investors page of our website www.heliostechnologies.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

The Audit Committee is governed by a written charter approved by the Board. The charter is available on the Investors page of our website www.heliostechnologies.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

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Compensation Committee

The Compensation Committee, comprised in 2019 of Marc Bertoneche, Douglas M. Britt (Chair), and Christine L. Koski, oversees the Company’s compensation program, including executive compensation and the review, approval and recommendation to the Board of the terms and conditions of all employee benefit plans or changes thereto. The Committee administers the Company’s equity incentive and non-employee director fees plans and carries out the responsibilities required by the rules of the SEC. The Compensation Committee met seven times during 2019.

The Compensation Committee is governed by a written charter approved by the Board. The charter is available on the Investors page of our Web site www.heliostechnologies.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

Governance and Nominating Committee

The Governance and Nominating Committee, comprised in 2019 of David W. Grzelak, Kennon Guglielmo, Christine L. Koski, and Alexander Schuetz (Chair), held five meetings in 2019. The primary purpose of the Committee is to identify and recommend to the Board individuals qualified to become members of the Board, consistent with criteria approved by the Board, develop and recommend to the Board corporate governance guidelines and policies for the Company, and monitor the Company’s compliance with good corporate governance standards. The Committee also addresses non-financial risks, including development and succession of leadership, and makes recommendations to the Board with respect to those and other risks facing the Company.

The Governance and Nominating Committee is governed by a written charter approved by the Board. The charter is available on the Investors page of our website www.heliostechnologies.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

The Board has adopted a Statement of Policy Regarding Director Nominations, setting forth qualifications of Directors, procedures for identification and evaluation of candidates for nomination, and procedures for recommendation of candidates by shareholders.

As set forth in the Statement of Policy, a candidate for Director should meet the following criteria:

•	must, above all, be of proven integrity with a record of substantial achievement;

•	must have demonstrated ability and sound judgment that usually will be based on broad experience;

•	must be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings and the annual shareholders’ meeting;

•	must possess a judicious and somewhat critical temperament that will enable objective appraisal of management’s plans and programs; and

•	must be committed to building sound, long-term Company growth.

Other than the foregoing, the Board does not believe there is any single set of qualities or skills that an individual must possess to be an effective Director or that it is appropriate to establish any specific, minimum qualifications for a candidate for election as a Director. Rather, the Committee will consider each candidate in light of the strengths of the other members of the Board and the needs of the Board and the Company at the time of the election.

As discussed below under “Oversight of Environmental, Social and Governance (ESG) Matters,” the Board formally memorialized the Company’s commitment to fundamental ethical principles, including diversity and respect for the dignity of every individual. The Governance and Nominating Committee will continue to nominate Directors with diverse backgrounds in terms of geographic, cultural and subject matter experience, as well as diversity, that are complementary to those of the other Directors so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s business.

The Committee will take whatever actions it deems necessary under the circumstances to identify qualified candidates for nomination for election as a member of the Board, including the use of professional search firms, recommendations from

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Directors, members of senior management and security holders. All such candidates for any particular seat on the Board shall be evaluated based upon the same criteria, including those set forth above and such other criteria as the Committee deems suitable under the circumstances existing at the time of the election.

At its meeting on March 5, 2020, the Governance and Nominating Committee unanimously recommended two new candidates for nomination to the Board for the class of directors whose term expires in 2023, Ms. Dempsey Brown and Mr. Chenanda. Additionally, at its meeting on April 20, 2020, the Governance and Nominating Committee unanimously recommended one new candidate, Mr. Yadley, for nomination to the Board for the class of directors whose term expires in 2021. Ms. Dempsey Brown, Mr. Chenanda and Mr. Yadley possess talent, skill sets and qualifications that align with the criteria for Board service as set forth in the Statement of Policy above.

Additionally, on May 15, 2020, the Company announced publicly that an offer of employment was extended to and accepted by Mr. Josef Matosevic to assume the role of President and Chief Executive Officer of the Company. Mr. Matosevic’s appointment was effective June 1, 2020. Mr. Matosevic was appointed to the Board in connection with his assumption of this role on June 1, 2020. Mr. Matosevic replaced Mr. Dangel in the class of directors whose term expires at the 2021 Annual Meeting. The Governance and Nominating Committee unanimously recommended Mr. Matosevic’s nomination to the Board and concluded he possesses the talent, skill set and qualifications that align with the criteria for Board service stated above.

Shareholder Recommendations for Nomination as a Director

In order for the Committee to consider a candidate recommended by a shareholder, the shareholder must provide to the Corporate Secretary, at least 120, but not more than 150, days prior to the date of the shareholders’ meeting at which the election of Directors is to occur, a written notice of such security holder’s desire that such person be nominated for election at the upcoming shareholders meeting; provided, however, that in the event that less than 120 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth business day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

A shareholder’s notice of recommendation must set forth:

(a)	as to each person whom the shareholder proposes be considered for nomination for election as a Director

(i)	the name, age, business address and residence address;

(ii)	his or her principal occupation or employment during the past five years,

(iii)	the number of shares of Company common stock he or she beneficially owns,

(iv)

any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and

(v)	the consent of the person to serve as a Director, if so elected; and

(b)	as to the shareholder giving the notice

(i)	the name and record address of shareholder,

(ii)	the number of shares of Company common stock beneficially owned by the shareholder,

(iii)	a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person pursuant to which the nominations are to be made, and

(iv)	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) named.

Director Participation and Relationships

The Board held four meetings during 2019, and all of the Directors who served in 2019 were present at each meeting (with the exception of Mr. Grzelak who did not attend one meeting). Each 2019 Director, with the exception of Mr. Grzelak who did not attend one meeting, also attended all of the meetings of each committee of which he or she was a member in 2019.

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Governance of the Company

The Board has adopted a policy stating that it is in the best interests of the Company that all Directors and nominees for Director attend each annual meeting of the shareholders of the Company. The policy provides that the Board, in selecting a date for the annual shareholders meeting, will use its best efforts to schedule the meeting at a time and place that will allow all Directors and nominees for election as Directors at such meeting to attend the meeting. The policy further provides that an unexcused absence under the policy should be considered by the Governance and Nominating Committee in determining whether to nominate a Director for re-election at the end of his or her term of office. All of the Directors attended last year’s annual meeting of shareholders.

No family relationships exist between any of the Company’s Directors and executive officers. There are no arrangements or understandings between Directors and any other person concerning service as a Director.

Compensation Committee Interlocks and Insider Participation

During fiscal 2019, Marc Bertoneche, Douglas M. Britt, and Christine L. Koski served on the Compensation Committee. None of the members of the Compensation Committee has been an officer or employee of our Company. Additionally, none of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. To the Company’s knowledge, based solely upon a review of the forms, reports and certificates filed with the Company by such persons, all of the Company’s Directors, officers, and holders of more than 10% of the Company’s Common Stock complied with the Section 16(a) filing requirements in 2019, except for Jinger J. McPeak, Craig Roser and Wolfgang H. Dangel, who each filed one Form 4 reporting two transactions late, and Tricia L. Fulton, who filed two Form 4s late, each reporting two transactions late.

Communications with the Board of Directors

Shareholders and other parties interested in communicating with our Board may do so by writing to the Board, Helios Technologies, Inc., 1500 West University Parkway, Sarasota, Florida 34243. Under the process for such communications established by the Board, the Chairman of the Board reviews all such correspondence and regularly forwards it, or a summary of the correspondence, to all of the other members of the Board. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Board or any member of the Board and request copies of any such correspondence. Additionally, correspondence that, in the opinion of the Chairman, relates to concerns or complaints regarding accounting, internal accounting controls and auditing matters is forwarded to the Chair of the Audit Committee.

Environmental, Social and Governance (ESG) Matters

Corporate responsibility and sustainability are reflected in the Company’s business strategy. The Board recently reviewed the Company’s historical commitment to principles of corporate and social responsibility. The Company is committed to reducing emissions, recycling, and minimizing its environmental footprint and has implemented several strategies to achieve these goals. The Company is also fully committed to the safety of its employees and the safety of those who use its products. Additionally, the Company actively seeks to support diversity initiatives in its hiring and employment practices. The Board and its committees will continue to assist the Company in its oversight of corporate social responsibilities, significant public policy issues, health and safety, and climate-change related trends. Below is a summary of the Company’s ESG activities for 2019.

Governance/Business Conduct

Helios is committed to conducting our business with ethics and integrity. This expectation is memorialized in the policies and procedures applicable to our employees, vendors, and partners across the globe. All of our operating companies maintain their own individual ethics and code of conduct policies, the collective policies of which are also incorporated into our corporate policy, the Code. In 2019, every Helios employee was required to complete an ethics training course and to acknowledge the Code. In addition, the Helios companies maintain ethical and conduct standards for their suppliers across the globe.

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Helios maintains a confidential ethics and reporting hotline that can be accessed by employees all over the globe (heliostechnologies.ethicspoint.com). Both the Audit and Governance Committees of the Board oversee the ethics and compliance programs of the Company. As noted above, our Chief Legal and Compliance Officer oversees our ethics and compliance programs and provides advice and counsel on a regular basis to Helios and its employees on these topics.

Environment

Across the globe, Helios and its operating companies are committed to several key initiatives impacting Emission & Waste Reduction, Recycling, and Energy Conservation. Where Helios companies had an opportunity, the companies delivered marked improvement in four of the key environmental sustainability goals aimed at transforming our world.

Emission & Waste Reduction

Helios’s Emission and Waste Reduction initiatives focus on long-term sustainability of natural resources by maximizing the effectiveness of these natural resources throughout the value stream. To maintain a principled approach to these initiatives, Helios maintains contracts with only certified suppliers to dispose of water, oil and industrial waste. Additionally, employees at Helios work diligently across the globe to maximize resources through various projects and initiatives. A few of these initiatives are highlighted below.

Enovation Controls physically redesigned production processes to sort lead and lead-free waste into two different waste streams. This resulted in a 40% year-over-year reduction of hazardous waste disposal.

Sun Hydraulics instituted a first-piece inspection process to our laser routings and a quality assurance checklist in our finishing department. These initiatives resulted in a significant reduction of scrap across multiple facilities.

Enovation Controls redesigned product manuals, significantly reducing paper waste by converting multi-page manuals to single page manuals. These single page manuals use special bar-codes that allow users to access a web-based data repository.

Faster implemented processes to reduce paper waste by substituting paper towels with cloth rags in their manufacturing facility.

Enovation Controls achieved a 20% reduction in total weight delivered to electronics waste processors by implementing several key initiatives.

Faster focused on eliminating non-biodegradable plastic bottles and cups by replacing them with glass bottles and paper cups.

Sun Hydraulics phased out the yellow zinc dichromate coating for its production of manifolds and replaced it with the more environmentally friendly clear trivalent zinc coating.

Enovation Controls maximized resources by reviewing and changing perishable inventory stocking levels to reduce unnecessary waste.

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Sun Hydraulics achieved 100% year-over-year reduction in toxic waste (methylene chloride) by implementing a new ultrasonic washing process in its Korea facility.

In Korea, Sun Hydraulics replaced a toxic ethanolamine oil with a water-soluble oil (ethanolamine free) in its machining process.

In both Germany and the U.S., Sun Hydraulics installed special air filtration systems on machines to capture air particulates in the exhaust systems. This project reduced particulates emitted into the atmosphere and thus improved the overall air quality.

Sun Hydraulics installed two evaporators to greatly reduce the volume of wastewater sent to a municipal processing plant in our efforts to become a zero-discharge facility in the U.S.

In the U.S., Sun Hydraulics modified a manufacturing process for product transfers between facilities, reducing freight carrier mileage by 14.4 miles per day and approximately 4,500 miles per year.

Recycling

The Company is committed to recycling and being a responsible custodian of the environment in the way it conducts our businesses. We continue to actively promote recycling in all our facilities across the globe by recycling scrap metal, cardboard, and paper.

In Korea, Sun Hydraulics redesigned its finished goods packaging materials to convert from a non-recyclable urethane foam to a recyclable air-cushioned paper product.

Instead of disposal, our Faster business implemented a washing oil recycling process for oil and solvent recovery.

Faster contracts with a general waste vendor that incinerates waste which is then recycled to produce electricity for the local area.

Custom Fluidpower implemented a recycling process for all of its test oil rigs.

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Energy Conservation

Energy Conservation at Helios Technologies is a means to create responsible consumption and production of energy. Through several key initiatives, the Company was able to produce affordable and clean energy throughout many of the facilities across the globe.

Sun Hydraulics implemented an automation update, resulting in reduction of approximately 1,400 hours of machine time in 2019.

Sun Hydraulics updated its component parts cleaning process to use a more efficient washing machine.

Faster installed power measurement devices for consumption monitoring which has resulted in a reduction of power consumption.

Faster replaced its universal power supply with a more energy efficient model, resulting in lower energy consumption.

Custom Fluidpower maintained use of renewable energy through its use of solar panels, providing approximately 45% of energy requirements for the facility where they were installed.

Faster implemented a process for identification of compressed air leakage and monitoring to reduce power consumption losses due to leakage inefficiencies.

Faster reduced electrical consumption through installation of fans for cooling electrical station transformers, replacing need for air conditioning.

Faster decreased power consumption through installation of an energy-efficient water delivery system for its test room and workshop areas.

Both Faster and Enovation Controls executed a program to convert production workspace lighting from traditional bulbs to LED bulbs, increasing electrical efficiency.

Enovation Controls increased HVAC efficiency by 20% through replacement of production HVAC equipment with a high-efficiency unit.

Social

The Company and its employees believe that respecting others means recognizing the dignity of every person and embracing diversity around the globe. Helios is committed to maintaining a workplace free from discrimination and harassment and encourages diversity in its hiring and employment practices. Its leadership and employees strive to “do the right thing by living with integrity” which includes caring for communities around the world and the people they employ.

The Company actively seeks to enrich lives in order to unleash potential, supporting social welfare programs around the globe both financially and through employee engagement. The Company is fully committed to the safety of its employees as well as the safety of those who use our products.

Diversity & Inclusion

The Company believes that diversity and inclusion, as well as leadership development, is critical for the attraction and retention of top talent. Below are some of the highlights from 2019.

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50% of our executive officer team are female (up from 43% in 2018), and represent four different national origins: Indian, German, Italian and American.

62% of the professionals in our global headquarters are female, an 8% increase. The Company benefited from a 3% increase in females holding management roles and a 26% increase in females holding senior professional roles versus 2018.

To assist in the development of our future young leaders, our Enovation Controls business partnered with Tulsa Young Professionals (TYPRO) to encourage skills development and community participation.

Helios published a new Code during the year that articulates its non-discrimination and harassment policy. All employees were required to take annual training on ethics and standards of business conduct and are required to acknowledge and agree to abide by the Code. Additionally, each business maintains supporting efforts that reinforce our zero-tolerance policies, practices and training programs and that reinforce our commitment to a workplace free from discrimination and harassment.

Talent Development

The Company partnered with a third party to develop and launch the Accelerated Development of Emerging Leaders (ADEL) program, with employees based in six different countries. The in-depth 14-month program reinforces the importance of diversity & inclusion, as well as many elements of business acumen. Also core to the program was the establishment of a global mentoring program to help guide these future leaders of our Company.

In 2019, over thirty-three employees participated in the 3C Triad Coaching Program, a three-month online executive coaching program developed in partnership with a third party which focuses on the core elements of Coaching, Communication & Collaboration. The Triad Program goals were to build leadership capabilities while developing skills to support the growth & development of peers and involved participants from nine countries and across all businesses.

Community

Sun Hydraulics sponsored a home for Manatee Habitat for Humanity – Palmetto FL

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The Company strives to inspire its employees to be their best at home, at work and in their communities. Through donations of nearly $200,000 and approximately 750 hours of volunteer time, Helios businesses contributed to over 24 charitable organizations. Below are some highlights from 2019.

Enovation Controls employees participated in the Night Light Tulsa event, providing 500 meals for the homeless.

Sun Hydraulics employees sponsored the building of a home through Habitat for Humanity, providing a new home for a Palmetto FL family in need.

To assist with the less fortunate of Toledo, Faster associates donated cold weather clothing to Susie’s Coats, along with other food and necessary hygiene products to SeaGate Food Bank and Cherry Street Mission.

Employees from Enovation Controls held several collection events to support the Community Food Bank of Eastern Oklahoma, with specific support to provide relief to flood victims in the state of Oklahoma.

Sun Hydraulics regularly participates in the SunCoast Blood Bank program, and employees supported those in need through Mayors’ Feed the Hungry and Toys for Tots during the holiday season.

Sun Hydraulics was a corporate sponsor of the 2019 MS Walk in Sarasota and a Helios executive served on the planning committee.

Enovation Controls employees serving the homeless – Night Light Tulsa (The City of Lights Foundation of Oklahoma)

Charities Supported

•  Habitat for Humanity

•  Community Food Bank of E. Oklahoma (employee match)

•  Night Light Tulsa (The City Lights Foundation of Oklahoma)

•  Cherry Street Mission of Toledo

•  SeaGate Food Bank of Toledo

•  Susie’s Coats of NW Ohio

•  Salvation Army

•  Muscular Dystrophy Association

•  Fort Gibson Robotics

•  Up With Trees

•  Lions Club of Australia

•  Perth Children’s Hospital

•  American Cancer Society

•  CanTeen Australia

•  Stand Down (Veteran Organization)

•  The Royal Society for the Prevention of Cruelty to Animals (RSPCA) Queensland

•  Rotary Club

•  Santa Apollonia

•  Spesa Sirio

•  Kinder Hospiz

•  SunCoast Blood Bank

•  Mayors’ Feed the Hungry

•  Toys for Tots

•  MS Society

Helios associates also regularly participate in numerous community/industry groups & civic organizations. During 2019, employees were involved in multiple non-profit and civic organizations that promote initiatives beneficial to Helios, our industry, and our communities.

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Governance of the Company

Vinnies CEO Sleepout is a one-night event on one of the longest and coldest nights of the year. Hundreds of CEOs, including the CEO of Custom Fluidpower, slept outdoors to support the many Australians who are experiencing homelessness and people at risk of homelessness. Each CEO Sleepout participant commits to raising thousands of dollars to help Vinnies provide essential services to the people who need them. In 2019, Vinnies raised $7.9 million to help break the cycle of homelessness and poverty in Australia.

Community/Industry Groups & Other
Civic Activities

•  Tulsa Young Professionals

•  Route 66 Marathon

•  Walsgrave Bowls Club UK

•  Kunshan Investment Bureau

•  Leadership Manatee (Chamber of Commerce)

•  Leadership Sarasota (Chamber of Commerce)

•  Sarasota County Economic Development Commission

•  German Federation of Engineering Industries

•  National Fluid Power Association

•  Sarina Rugby League Football Club

•  Australian Industry Group regarding Manufacturing, Industrial Relations and Safety

•  Vinnies CEO Sleepout (St. Vincent de Paul Society)

•  Hunternet

Helios associates are involved with nine different educational institutions, providing valuable project opportunities and scholarships for students interested in our industries while supporting our relentless focus on innovation. Each of our businesses around the globe utilize apprenticeship or internship programs with 17 apprentices and 54 interns in 2019.

Scholarships & Educational Participation

•  Tulsa Community Foundation (K-12, Post-Secondary scholarships)

•  Newcastle University (Mechatronics Engineering scholarship)

•  Tulsa University (OCAST Grant for interns)

•  Tulsa Technology Center (skills development)

•  John Brown University (design projects for interns)

•  Purdue University – Maha Fluid Research Center

•  Politecnico di Milanso

•  Aachen University – IFAS RWTH

•  SCAU Racing Team (South China Agricultural University)

Enovation Controls partners with John Brown University to provide design projects for their interns, benefiting the Company with design results while providing interns engineering experience in manufacturing.

Each year Faster organizes an internal Academy apprenticeship program to provide unemployed individuals the skills and opportunity to become an employee at the end of the program. Faster also sponsors projects with several students each year from Politechnico di Milano.

Sun Hydraulics manages a summer internship program which hosted individuals in 2019 at its Sarasota headquarters from Korea, Germany and India, and enjoyed its highest ever female participation rate in the history of the program.

Sun Hydraulics in China provided a customized valve and valve block to South China Agricultural University’s (SCAU) Racing Team and was invited to attend their new car launch in October.

Sun Hydraulics supported SCAU Racing Team by providing customized valve and valve block components, to help promote the use of hydraulics and train students in the technology benefits

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Helios employees also volunteer their time to community and to the industry in non-profit board membership roles.

One of our employees is on the Board of Directors of Child Abuse Network. This charitable organization is a community-based child abuse intervention program centered around the child. Their team served 1,634 new children in fiscal year 2019, and provided 586 medical evaluations, 1,418 forensic interviews, 338 mental health services and 459 case reviews.

The CEO of Custom Fluidpower is an active member of the Board of Directors for Hunter Manufacturing Awards, which seeks to recognize excellence in Australia manufacturing across 13 different categories.

Employee Non-Profit Board Participation

•  Child Abuse Network Board

•  Guild of Tulsa Opera

•  City of Tulsa Veterans Day Parade Committee

•  Pass The Handle (disabled veteran watersports organization)

•  Hunter Manufacturing Awards

•  National Fluid Power Association

•  Easter Seals

Safety and Health

The Company is committed to the safety of its customers and its employees. Each company within our group maintains environmental, health and safety policies that seek to promote the operation of our business in a manner that is protective of the health and safety of the public and our employees. Several of our businesses have onsite medical clinics for employees and their families. Our companies offer several health and welfare programs to employees to promote fitness and wellness and preventative healthcare. In addition, our employees are offered a confidential employee assistance program that provides professional counseling to employees and their family members.

Some examples of our safety and health initiatives are below.

Enovation Controls has a Near Miss Program to encourage employee awareness and involvement in identifying safety risks. The program is monitored along with Total Case Incident Rate (TCIR) to ensure proper safety measures are applied.

In the Triad program, employees across the various Helios companies and throughout the globe work through a curriculum aimed at dealing with change, building relationships, and promoting positive mental health. Over 100 employees have gone through the Triad program.

All of Helios’s businesses use TCIR to track safety performance. This drives our commitment to continuous improvement and ensures our actions are making the work environment safer.

In Italy, Faster collaborates with its union to develop programs that ensure employee well-being.

Faster ranked second place in its sector as a “Best Workplace” from the Italian magazine Panorama.

2020 Proxy Statement | 21

Governance of the Company

Faster completed numerous safety upgrades in 2019 including the use of weight zero-ers to reduce manual handling, the addition of sound absorbing panels in the office and silenced air nozzles in the shop to reduce the risk of hearing damage

In Sarasota and Tulsa, our two largest US manufacturing sites, Sun Hydraulics and Enovation Controls provide on-site healthcare, including massage and physical therapy. This benefit helps our employees be proactive about their health and reduces time-loss due to illness.

Sun Hydraulics promotes health in the community by continuing to hold blood drives at each of its locations in Sarasota.

Through the Sun Fit initiative, Sun invests in its employees’ and spouses’ health as well as supports numerous non-profit initiatives in the community by sponsoring participation in local athletic events such as charity 5K races.

Helios cares about health and safety from start to finish – in the workplace and out in the marketplace where our products are used. Below are examples of our concern for safety in both.

Workplace Safety

Employees are trained to be First Responders, given the opportunity to receive OSHA 30 certifications, and our locations have a Certified First Aid/CPR/AED Trainer on site.

Audiometric Testing was performed in the Sun Hydraulics Sarasota facility to ensure a safe work environment after our facility consolidation.

Sun Hydraulics facility in the UK is ISO 45001 certified for occupational health and safety.

At Sun Hydraulics, a learning management system was implemented by Human Resource and Safety Management for more efficient employee training and compliance tracking capabilities. Training is managed and scheduled online and made available to employees through any digital device. In-house production of training videos and materials allow custom content for improved results.

Working with Sun Hydraulics IT developers, the Human Resource and Safety Managers created an online incident reporting tool to process all safety incidents, incident investigations, and associated action items.

Customer and End-User Safety

Helios products are regularly used in applications where safety is a priority. Our products help customers design safer machines that improve both the user experience and safety. A recent application from our Sun Germany group used Sun cartridge valves for lap restraints on a roller coaster. Sun’s industry leading reliability and extreme low leakage performance met our customer’s strict requirements to ensure rider safety.

Another safety-critical application where you can find Helios Technologies product is on automatic braking systems in the agriculture industry. Faster’s quick release couplers are relied upon if the mechanical connection between a tractor and its trailer were to become detached. If such a failure were to happen, our couplers safely disconnect the hydraulic hose between tractor and trailer. The hydraulic system senses this disconnect, activates the trailer brake, and thus halts the trailer to prevent damage or injury.

Enovation Controls is a member of the Oklahoma Safety Council and the National Safety Council, whose mission is to promote the adoption of safety, health, and environmental practices and procedures that prevent and mitigate human suffering and economic loss. By sharing our knowledge, we strive to build a better tomorrow.

22 | 2020 Proxy Statement

AUDIT COMMITTEE REPORT

The following report shall not be deemed to be incorporated by reference into any filings made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference, or to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

Management is responsible for the Company’s internal controls, financial reporting process, compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting based on criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The primary purpose of the Audit Committee is to oversee the Company’s financial reporting activities. The Audit Committee selects the Company’s independent accountants and meets regularly with them to review and approve the scope of their audit, report, recommendations and fees.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 28, 2019, with the Company’s management and with Grant Thornton LLP (“Grant Thornton”). Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also reviewed and discussed with the Company’s management and Grant Thornton their respective reports on the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act as of December 28, 2019. The Audit Committee has discussed with Grant Thornton the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communication With Audit Committees).

The Audit Committee has received from Grant Thornton written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with Grant Thornton its independence. The Audit Committee has considered the provision of all non-audit services by Grant Thornton and has determined that such services are compatible with the firm maintaining its independence from the Company.

Based on its review and discussions noted above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019, for filing with the SEC.

AUDIT COMMITTEE

Marc Bertoneche

Douglas M. Britt (through April 19, 2020)

Laura Dempsey Brown (effective April 20, 2020)

Kennon H. Guglielmo

Alexander Schuetz, Chair (effective Dec. 13, 2019)

2020 Proxy Statement | 23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2019, except as described below, the Company had no material relationships or transactions with any of the Directors or executive officers, or their affiliates. Under the Company’s Code, all employees, including the CEO, the CFO and persons performing the functions of a controller, are instructed to avoid any personal activity, investment or association which could appear to interfere with their good judgment concerning the Company’s best interests. The Company’s policy is that if an employee or Director is related in any way to a vendor or customer, someone other than that employee or Director should be the one to decide whether the Company will do business with that person. The Audit Committee must approve all transactions in which an officer or Director, or any member of such person’s family, may have a personal interest.

When the Company acquired Enovation in December 2016, its natural gas production controls and engine controls and fuel systems business segments were spun off to Genisys Controls, LLC (“Genisys”), which is owned by Kennon Guglielmo and Frank Murphy, III. Until April 5, 2019, Dr. Guglielmo served as the Company’s Global Co-Lead, Electronic Controls, and also as Co-General Manager of Enovation Controls, and was elected to be a member of the Board in June of 2019. In 2019, the Company sold approximately $1,441,000 of products to Genisys and purchased approximately $4,732,000 of products from Genisys.

One of the two former owners of Enovation Controls, EControls Group, Inc. (“EControls”), is wholly owned by Dr. Guglielmo. EControls received approximately $70 million from the Company for its equity ownership of Enovation Controls at closing and an additional $18 million in earn-out payments, including interest, for the 27 month earn-out period following the closing.

As a former shareholder of EControls and Murphy Group, Inc., the other owner of Enovation Controls prior to its acquisition by the Company, Jinger McPeak, received a portion of the earn-out payments from those companies. In 2019, Ms. McPeak received $127,065 in earn-out payments.

On January 13, 2019, we entered into a consulting agreement with Emkay to perform consulting and advisory services to Helios at a rate of $8,000 per week plus other miscellaneous reimbursements. Through this agreement, Mr. Rajasekhar Menon joined Sun Hydraulics as an Emkay consultant. Mr. Menon was a principal of Emkay, and subsequently was named President of CVT in April of 2019 and named an executive officer of Helios in June of 2019. This consulting agreement was entered into on an arm’s-length basis.

Additionally, Mr. Gregory Yadley is a partner of Shumaker, Loop & Kendrick, LLP. The Company engages Shumaker, Loop & Kendrick, LLP for a variety of legal services. Since the beginning of fiscal 2019 through May 31, 2020, the Company paid the firm fees of $669,809 for legal services.

24 | 2020 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth information as of June 1, 2020, except as otherwise indicated, regarding the beneficial ownership of shares of our Company’s Common Stock by:

•	each shareholder known to us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;

•	each of our named executive officers;

•	each director; and

•	all executive officers and directors as a group.

Information in this table as to our directors, named executive officers and all directors and executive officers as a group is based upon information supplied by these individuals and Forms 3, 4, and 5 filed with the SEC. Information in this table as to our greater than 5% shareholders is based solely upon the Schedules 13G filed by these shareholders with the SEC. Where information regarding shareholders is based on Schedules 13G, the number of shares owned is as of the date for which information was provided in such schedules.

Name and Address (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class

5% Beneficial Owner

Brown Capital Management, LLC and The Brown Capital Management Small Company Fund (3) 1201 N. Calvert Street Baltimore, MD 21202	5,742,832	17.9%

Wasatch Advisors, Inc. (4) 505 Wakara Way Salt Lake City, UT 84108	3,385,413	10.6%

The Vanguard Group (5) 100 Vanguard Blvd. Malvern, PA 19355	2,664,940	8.3%

T. Rowe Price Associates, Inc. (6) 100 E. Pratt Street Baltimore, MD 21202	2,428,033	7.6%

BlackRock, Inc. (7) 55 East 52nd Street New York, NY 10055	2,019,820	6.3%

Conestoga Capital Advisors, LLC (8) 550 E. Swedesford Rd. Ste. 120 Wayne, PA 19087	1,642,357	5.1%

Directors and Officers

Christine L. Koski (9) 3525 Turtle Creek Boulevard #19B Dallas, TX 75219	1,082,938	3.4%

Tricia L. Fulton (10)	59,258	*

Philippe Lemaitre	47,613	*

Wolfgang H. Dangel	42,156	*

Marc Bertoneche	19,899	*

Alexander Schuetz	14,015	*

2020 Proxy Statement | 25

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

Name and Address (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class

Doug Britt	10,500	*

Melanie M. Nealis (11)	7,495	*

Gregory C. Yadley	7,400	*

Jinger McPeak (12)	4,187	*

Kennon H. Guglielmo	3,000	*

Rajasekhar Menon	1,359	*

Matteo Arduini	544	*

Cary Chenanda	0	*

Laura Dempsey Brown	0	*

Josef Matosevic	0	*

All Directors and Executive Officers as a Group (16 persons)	1,300,363	4.1%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the persons listed is 1500 West University Parkway, Sarasota, Florida 34243.

(2)

This column sets forth shares of the Company’s Common Stock which are deemed to be “beneficially owned” by the persons named in the table under Rule 13d-3 of the SEC. Except as otherwise indicated, the persons listed have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse. As of the date of this proxy statement, none of the executive officers and Directors have any outstanding margin obligations under any such accounts, other than the obligations of the Koski Family Limited Partnership noted below in footnote 9.

(3)

According to Amendment No. 12 to Schedule 13G, filed February 14, 2020, by Brown Capital Management, LLC, Brown Capital Management, LLC beneficially owned 5,742,832 shares which include 2,944,811 shares beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC. Brown Capital Management, LLC has sole voting power with respect to 3,548,960 shares and sole dispositive power with respect to 5,742,832 shares. The Brown Capital Management Small Company Fund has sole voting power and sole dispositive power with respect to 2,944,811 shares.

(4)	According to Amendment No. 3 to Schedule 13G, filed February 10, 2020, by Wasatch Advisors, Inc., Wasatch Advisors, Inc. has sole voting and dispositive power with respect to 3,385,413 shares.

(5)

According to Amendment No. 5 to Schedule 13G, filed February 12, 2020, by The Vanguard Group, The Vanguard Group has sole voting power with respect to 60,881 shares, shared voting power with respect to 5,823 shares, sole dispositive power with respect to 2,601,340 shares and shared dispositive power with respect to 63,600 shares.

(6)

According to Amendment No. 11 to Schedule 13G, filed February 14, 2020, by T. Rowe Price Associates, Inc., T. Rowe Price Associates, Inc. has sole voting power with respect to 647,855 shares and sole dispositive power with respect to 2,428,033 shares.

(7)

According to Schedule 13G, filed February 5, 2020, by BlackRock, Inc., BlackRock, Inc. has sole voting power with respect to 1,966,445 shares and sole dispositive power with respect to 2,019,820 shares.

(8)

According to Schedule 13G, filed January 17, 2020, by Conestoga Capital Advisors LLC, Conestoga Capital Advisors LLC has sole voting power with respect to 1,494,357 shares and sole dispositive power with respect to 1,642,357 shares.

(9)

According to Amendment No. 22 to Schedule 13G, filed February 13, 2020, by Christine L. Koski and updated by subsequently filed Schedules on Form 4, Christine L. Koski has sole voting power with respect to 53,561 shares, shared voting power with respect to 1,029,377 shares, sole dispositive power with respect to 53,561 shares and shared dispositive power with respect to 1,029,377 shares. The shares with respect to shared voting and dispositive power are held by the Koski Family Limited Partnership, of which Ms. Koski is one of the limited partners. Ms. Koski indicated that 949,646 shares are held by Morgan Stanley for a $12M margin obligation.

(10)	Includes 4,400 shares of unvested restricted stock.

(11)	Includes 4,000 shares of unvested restricted stock.

(12)	Includes 834 shares of unvested restricted stock.

26 | 2020 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (CD&A) describes our general executive compensation approach, and specifically describes the compensation earned by our named executive officers (“NEOs”) in 2019. In 2019, the Board appointed two new executive officers: Rajasekhar Menon, President, CVT and Matteo Arduini, President, QRC. The Board further added the role of Secretary to the duties of Melanie Nealis, Chief Legal and Compliance Officer and Secretary. For 2019, our NEOs were Wolfgang Dangel, Tricia Fulton, Jinger McPeak, Rajasekhar Menon and Melanie Nealis.

Named Executive Officer	Position

Wolfgang H. Dangel	Former President and Chief Executive Officer

Tricia L. Fulton	Chief Financial Officer

Jinger J. McPeak	President, Electronic Controls

Rajasekhar Menon	President, CVT (Cartridge Valve Technology)

Melanie M. Nealis	Chief Legal & Compliance Officer & Secretary

Executive Summary

2019 Performance Results and Pay Outcomes

Increasing cash flow and reducing debt were important goals for us this year and we finished 2019 with very strong cash generation. For 2019, Helios reported a record-setting year at both the top and bottom lines, as follows:

•	Realized sales of $555 million, a 9% increase over last year
•	Drove 2019 growth through the 2018 acquisitions of Faster and Custom Fluidpower
•	Reported $60.3 million of net income, a 29% increase over the prior year
•	Improved net income on a non-GAAP cash basis by 8% over 2018 ($77.7 million)
•	Achieved Adjusted EBITDA for the year of $131.1 million, or 23.6% of sales
•	Contributed to adjusted free cash flow for the year of nearly 14% of sales

2020 Proxy Statement | 27

Executive Compensation

As a result of our performance, our new short-term incentive (“STI”) program paid between 31% and 60% of the target percentage to our NEOs based on achievement of certain metrics as detailed below. All STI payouts were subject to a circuit breaker threshold of Helios net income that was met for 2019. We also introduced a long-term incentive (“LTI”) program with performance-based incentive metrics that are aligned with our Vision 2025 financial performance measures. The LTI performance will be measured over a three-year period (2019-2021) and is tied to the financial metrics set for Helios and the subsidiaries as detailed in the graphics below.

Management Transition

On May 15, 2020, the Company publicly announced an offer of employment was extended to and accepted by Mr. Josef Matosevic to assume the role of President and Chief Executive Officer and to serve as a member of the Board. Mr. Matosevic’s appointment was effective June 1, 2020. During the transition period of April 5, 2020 to May 31, 2020 (“Transition Period”), the Company appointed Tricia L. Fulton, the Company’s Chief Financial Officer, to an additional role of Interim President and Chief Executive Officer. In addition, the Company appointed Philippe Lemaitre to the newly established position of Independent Executive Chairman during the Transition Period. Ms. Fulton succeeded Wolfgang H. Dangel, who separated from Helios as President, Chief Executive Officer and Director following the Board’s determination that he violated Company policy, demonstrated behavior that was inconsistent with the Company’s core values and Code of Business Conduct and Ethics, and also exhibited poor judgment involving a consensual relationship with an employee. The violation of the Company policy referenced above did not involve financial misconduct or otherwise jeopardize the integrity of the Company’s financial systems or controls.

Ms. Fulton and Mr. Lemaitre’s interim roles ceased on June 1, 2020 when Mr. Matosevic assumed the role of President and Chief Executive Officer.

Compensation Philosophy and Objectives

The goals of our executive compensation program are to attract, retain and motivate highly qualified leadership personnel. Our compensation philosophy is to provide executives with a competitive total compensation package that motivates superior job performance, the achievement of our business objectives, and the enhancement of shareholder value. Historically, rather than basing compensation strictly on a series of specific financial metrics, we have encouraged initiative,

28 | 2020 Proxy Statement

Executive Compensation

teamwork and innovation, and each executive was enabled to use his or her abilities and particular area of responsibility to strengthen our overall performance.

We set total compensation at a level we believe to be fair, based on an objective review as well as a subjective analysis of the individual executive’s experience and past and potential contributions to the Company. An individual executive’s leadership and contribution to the accomplishment of the Company’s strategic goals has always been part of his or her performance evaluation.

Shareholder Engagement and Say on Pay

In 2019, the Company held a “say-on-pay” vote on the company’s executive compensation program as set forth in the proxy statement and 98.13% of votes cast supported the proposal. The Compensation Committee considered the results of the shareholder vote in finalizing 2020 compensation and because a substantial majority of shareholders approved the compensation program, the Committee continued to apply the same principles in determining the amounts and types of executive compensation and did not implement substantial changes as a result of the shareholder advisory vote.

Shareholders have demonstrated strong support for our say-on-pay proposals in recent years, but we continue to seek shareholder feedback on our compensation program to ensure it aligns with shareholder interests and supports the long-term strategy of the Company. In 2019, we reached out to shareholders holding approximately 80% of our outstanding shares and met with shareholders holding approximately 52% of our outstanding shares. During these interactions, we discussed our executive compensation program, corporate governance and other issues. We gathered feedback from our investors and also shared the feedback with management and the full Board.

2019 Compensation Program Changes

In connection with the Company’s desire to align pay for performance and to offer market-based compensation to attract and retain top talent, the Compensation Committee performed a comprehensive review of our compensation program in 2018. As discussed more fully below, the compensation study and recommendations for changes to our 2019 compensation practices were intended to more fully align shareholder expectations with respect to executive compensation and company performance.

2020 Proxy Statement | 29

Executive Compensation

In 2019, the Board adopted a clawback policy that allows the Company to recover incentive compensation paid to current and former executive officers, including the NEOs, in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws or from material misconduct or fraud (see “Clawback Policy” below). In addition, we made several significant changes to our short- and long-term incentive plans and pay mix to enhance the pay-for-performance link and align with market practices, as noted in the following table and discussed in more detail below:

Incentive Plan Changes for 2019
Plan/features	Rationale	2019 Changes
Short-term incentive (STI)

•  Harmonize bonus structure across corporate and subsidiary levels

•  Enhance pay-for-performance relationship

•  Increase alignment with communicated financial goals

•  Improve clarity of plan’s objectives for employees and shareholders

•  Determined payouts based on an objective formula with threshold, target and maximum performance levels

•  Established preset financial measures and targets to drive overall company and subsidiary financial results

•  Corporate executive metrics: Helios net sales (20%); adjusted EBITDA (40%); and adjusted free cash flow (40%)

•  Subsidiary executive metrics: Helios adjusted EBITDA (25%); subsidiary adjusted EBITDA (25%); subsidiary net sales (25%); and subsidiary adjusted free cash flow (25%)

•  All STI payouts are subject to a circuit breaker threshold of Helios net income

•  Limited discretion to eliminating the financial impact of certain items that do not reflect the underlying operating performance of the business

Long-term incentive (LTI)	• Align LTI with Vision 2025, long-term value creation and market practices • Increase performance-based pay to align management interests with those of shareholders

•  Reduced time-vested restricted stock that vests pro rata over three years from 100% to 50% of LTI Plan

•  Awarded 50% of LTI Plan in performance-based restricted stock that cliff vests after three years based on meeting Vision 2025 financial performance measures, which for 2019 are: adjusted EBITDA margin (40%), adjusted EPS (40%) and revenue compound annual growth rate (20%) (metrics were assigned based on subsidiary or corporate performance as applicable to the executive)

Pay mix	• Focus on linking pay to performance • Align with market practice	• Rebalanced STI Plan and LTI Plan award levels • Harmonized STI Plan and LTI Plan plans for corporate and subsidiary executives
Risk mitigation features	• Mitigate executive compensation plan risk	• Added non-compete / non-solicitation clauses to equity award agreements

2020 Compensation Program Changes

As a result of our shareholder outreach in 2019 and to further tie pay to performance, the Compensation Committee modified the mix of long-term incentive compensation to more fully align executives’ interests with those of shareholders. For 2020, the Committee further reduced the weighting on time-vested restricted stock units that vest pro rata over three

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Executive Compensation

years from 50% to 25% of the equity awards, and awarded 25% of the equity awards in the form of stock options. As in 2019, the remaining 50% will be in the form of performance-based restricted stock units that cliff vest after three years based on meeting certain performance goals.

Compensation Policies and Practices

The Company employs the following best pay practices that reflect the Company’s compensation philosophy:

What we do	What we don’t do

✓ Link executive pay to company performance through our annual and long-term incentive plans	× No single-trigger change-in-control provisions for future long-term incentive awards

✓ Balance among short- and long-term incentives, cash and equity and fixed and variable pay	× No hedging or pledging by executives or directors of equity holdings

✓ Compare executive compensation and company performance to relevant peer group companies	× No repricings of underwater stock options

✓ Require executives to meet minimum stock ownership requirements	× No tax gross-ups*

✓ Maintain a compensation clawback policy to recapture unearned incentive pay	× No aspect of the pay policies or practices pose material adverse risk to the Company

✓ Provide only limited perquisites

*

On April 2, 2019, Wolfgang Dangel agreed to remove the tax gross-up provision from his change-in-control agreement in effect at that time. On June 14, 2019, all officers received a new Continuity Agreement (as defined below) that contains no tax gross-up provisions.

Compensation Process and Approach

Our compensation program is overseen by the Compensation Committee, comprised of independent directors, which operates under a charter that was approved by the Board on June 14, 2019. The Committee reviews the compensation of each individual executive officer annually. The Committee also makes equity awards under compensation plans approved by the Board and, where required, by the shareholders, to the chief executive officer and to other key management employees on the recommendation of the chief executive officer.

Compensation Program Review

In 2018, the Compensation Committee engaged an independent compensation consultant, Mercer, to conduct a review of our compensation philosophy and the competitiveness of the NEOs’ current compensation levels. The review was focused on strengthening the Company’s executive pay philosophy to provide market competitive pay and to link compensation to performance, including the contribution each executive makes to the overall business objectives and corporate success. Thus, the Company’s compensation program seeks to align executive pay with the market median (50th percentile), executive and Company performance and business objectives in order to retain key talent and reward high-performing executives to maintain a strong management team.

The review also assessed the methodology we use to set executive pay, and to ensure that our pay levels are consistent with the market. The review included a detailed evaluation of the compensation program, including base salary, STI opportunity, LTI opportunity, target total cash compensation, and target total direct compensation for the NEOs. The review found that base salaries, short-term incentives and target total cash compensation were below the 50th percentile for the CEO, CFO and other NEOs. Long-term incentives were slightly above market, which improves overall positioning of target total direct compensation compared to market. Based on this review, the Company will be moving to align executive pay more closely with the 50th percentile of its market peers over the next few years, both in the level and structure of its compensation.

Mercer’s 2018 review compared our executive compensation program to the market using Mercer’s proprietary survey database as well as public company proxy data, including publicly traded, similarly sized companies in our industry. Mercer evaluated peer company appropriateness by auditing the ISS peer group, companies provided by Helios, and S&P CapIQ’s

2020 Proxy Statement | 31

Executive Compensation

database of publicly-traded U.S. Companies, based on their revenue size, industry, other financial and organizational measures, and business model/footprint to determine if they accurately describe the Company’s market for executive talent. The Compensation Committee will review the competitiveness of the NEOs’ compensation levels and peer group in 2020.

Peer Group

To assist the Compensation Committee in reviewing and setting executive compensation for 2019, the Committee considered data from annual reports and proxy statements of selected “peer group” companies. The Committee reviews information on revenues, income, and executive compensation for other U.S. public manufacturing companies and selected businesses of similar size and scope. The Committee also considered information on compensation practices, including employee benefits, from manufacturing companies in other countries in which we operate to ensure we maintain competitiveness in the markets in which our executive officers reside.

The 2019 peer group was compiled of companies with revenue between .5x to 2x that of the Company’s revenue, representing a similar industry or related industry that offer similar products, have a similar value chain, or operate within a similar geographic footprint. Data from these sources was individually matched to each executive based on title, job, functional responsibility, and business line scope where possible. The peer group is used to assess executive pay competitiveness, inform subsequent pay decisions, and shape the future design of the STI and LTI plans.

The 2019 peer group includes companies in the technology industry that are similar in size to the Company based on revenue and market capitalization, and with which the Company competes for talent. At the time 2019 compensation levels were set, the Company’s percentile ranks for revenue and market capitalization compared to the 2019 peer group were as follows:

Percentile Rank	Revenue (in millions) *	Market Capitalization (in millions) *

25th Percentile	$411	$1,115

Median	$687	$1,719

75th Percentile	$918	$2,117

Helios Technologies	$585	$1,800

Percentile Rank	47%	61%

*	For trailing 12-month period as of Sept. 17, 2018 based on S&P CapIQ database.

The peer group includes the following 15 companies that were identified in late 2018 to set 2019 compensation:

Peer Group Companies

AAON, Inc.	NVS Global, Inc.

Actuant Corporation	Protolabs, Inc.

Altra Industrial Motion Corp.	Raven Industries, Inc.

Badger Meter, Inc.	RBC Bearings Incorporated

CIRCOR International, Inc.	Tennant Company

Dorman Products, Inc.	The Gorman-Rupp Company

ESCO Technologies Inc.	The KeyW Holding Corporation (merged with Jacobs in 2019 and, as a result, was removed from the peer group)
Mueller Water Products, Inc.

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Executive Compensation

Components of Executive Compensation

Executive pay includes a mix of fixed compensation (base salary and benefits) and variable pay (annual and long-term incentives) that is based on meeting a combination of short- and long-term goals. A significant portion of executive pay is “at risk” or based on meeting performance goals to align executive pay with the long-term goals of the company. The following charts illustrate the target total direct compensation mix for the CEO and the average for the other NEOs as a group.

Company CEO Target Total Compensation Mix	Company Average All Other NEOs Target Total Compensation Mix

In 2019, the STI and LTI plans were modified to better align with market practice and to enhance the pay-for-performance link. On February 22, 2019, the Compensation Committee of the Board approved a new Executive Compensation Plan (“ECP”). The ECP sets forth the elements of executive compensation: base salary, STI, LTI, and benefits. As described more fully below, the STI and LTI elements of the program are specifically designed to align pay directly to Company performance. In February of 2020, the Compensation Committee changed the allocation of long-term compensation for the executive officers to 25% stock options, 25% time-based restricted stock units and 50% performance-based restricted stock units.

Base Salary

Our approach to compensating executive officers is to pay salaries that are generally competitive with salaries paid to executives of other manufacturing companies, particularly in our geographic areas. The Compensation Committee approved salary increases for 2019 as part of a plan to more closely align total compensation with the median of our peer group over the next five years. Our overall financial performance also influences the general level of salary increases.

2020 Proxy Statement | 33

Executive Compensation

The Compensation Committee reviews salaries annually. The Chief Executive Officer, after seeking input from other key managers and reviewing selected market data, has recommended increases for the other executive officers based on his analysis of each individual executive’s experience and past and potential contributions to the Company. Tricia Fulton’s and Jinger McPeak’s salary increases were to bring them closer to the peer group median. Based on the foregoing factors, salary increases for 2019 ranged from 3% to 24% for the NEOs, as set forth in the following table:

Named Executive Officer	2018 Salary	2019 Salary

Wolfgang H. Dangel	$530,450	$546,000

Tricia L. Fulton	$325,000	$400,000

Jinger J. McPeak	$241,000	$265,000

Rajasekhar Menon (1)	NA	$350,000

Melanie M. Nealis (2)	$310,000	$319,000

(1)	Rajasekhar Menon joined the Company in April 2019.

(2)	Melanie Nealis joined the Company in July 2018.

Short-Term Incentives

In 2019, our STI program aimed to harmonize the bonus structure across corporate and subsidiary functions, and to enhance our pay-for-performance relationship by increasing the program’s alignment with our communicated financial goals, and improving the clarity of our plan’s objectives for our employees and shareholders. Cash STI awards for 2019 were based on an objective formula with preset financial targets designed to drive our overall Company and subsidiary financial results. The primary financial performance goals are adjusted EBITDA, adjusted free cash flow (FCF) and revenue. These measures were selected because they are the principal financial drivers to achieving our objectives under Vision 2025. The STI awards for subsidiary-level NEOs (Rajasekhar Menon and Jinger McPeak) were based on the same metrics at the subsidiary level. In addition to these financial targets, the 2019 STI plan had a net income circuit breaker that was set by the Compensation Committee. The circuit breaker was met for 2019 and, as a result, the STI plan allowed for partial bonus payouts. Each of the NEO’s STI payout was below target for 2019.

The Committee determines STI payouts based on an objective formula with threshold, target and maximum performance levels. Compensation Committee discretion is limited to eliminating the financial impact of certain items that do not reflect the underlying operating performance of the business. In March 2019, the Compensation Committee set STI targets for each of the NEOs consistent with the recommendations set forth by the Mercer study.

Annual cash incentive awards for the NEOs in 2019 were contingent on the attainment of corporate and subsidiary performance metrics established by management and approved by the Board. Targets were set using the anticipated 2019 budget of the Company and external financial guidance range to determine threshold, target and maximum payments.

Corporate executives. For 2019, the Compensation Committee set annual incentive cash target for corporate-level NEOs (Wolfgang H. Dangel, Tricia L. Fulton and Melanie Nealis) based on meeting the following performance goals:

Short-term Incentive Plan Performance Goals Corporate Executives

Measure	Weighting	Actual/Actual as Percent of Target **

Adjusted EBITDA Margin	40%	23.6%/0%

Adjusted Free Cash Flow (As a Percentage of Sales)	40%	13.5%/150%

Net Sales *	20%	-3.83%/0%

*

2019 Net Sales are compared to 2018 pro forma Net Sales which include the acquisitions of Faster and Custom Fluidpower as if they were owned for the full year of 2018. Net sales grew in 2019 by 9% on an actual basis.

**

The Company does not disclose the specific subsidiary corporate level goals because it believes disclosing these goals would reveal confidential and proprietary information and could result in competitive harm to the Company

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Subsidiary executives. For 2019, the Compensation Committee set annual incentive cash target for subsidiary-level NEOs (Rajasekhar Menon and Jinger McPeak) based on meeting subsidiary performance goals as follows:

Measure	Weighting	CVT % of Goal Achieved Actual/ Actual as Percent of Target **	EC % of Goal Achieved Actual/Actual as Percent of Target **

Helios Adjusted EBITDA Margin	25%	23.6%/0%	23.6%/0%

Subsidiary Adjusted Free Cash Flow (As a Percentage of Sales) *	25%	14.8%/125%	21.8%/150%

Subsidiary Adjusted EBITDA Margin	25%	23.1%/0%	20.9%/50%

Subsidiary Net Sales	25%	4.3%/0%	-15.7%/0%

*	2019 CVT Net Sales are compared to 2018 pro forma Net Sales which includes the acquisition of Custom Fluidpower as if it was owned for the full year of 2018.

**

The Company does not disclose the specific subsidiary level goals because it believes disclosing these goals would reveal confidential and proprietary information and could result in competitive harm to the Company.

The disclosure of subsidiary adjusted EBITDA and subsidiary net sales would reveal competitively sensitive, proprietary and confidential information that the Company does not disclose publicly. Disclosing these metrics could potentially reveal insights about our business plans and strategic objectives that our competitors could use against us in the marketplace. Achieving target-level goals is reasonably anticipated but uncertain and would be considered “strong performance” based on historical performance. Threshold goals are more likely to be achieved and maximum goals are considered aggressive.

Award payouts. After year-end, the Compensation Committee determined to what extent the goals were satisfied, with partial satisfaction warranting partial payout of the cash incentive awards. The award opportunity as a percentage of each NEO’s base salary, threshold, target and maximum award levels and actual awards are set forth in the following table:

Annual Incentive Award Opportunity and Actual Award

Executive	Target as a % of Base Salary	Threshold	Target	Maximum	Actual Award as a % of Base Salary	Actual Award

Wolfgang H. Dangel	60%	10%	100%	150%	36%	$196,560

Tricia L. Fulton	60%	10%	100%	150%	36%	$144,000

Jinger J. McPeak	40%	12.5%	100%	150%	20%	$53,000	*

Rajasekhar Menon	50%	12.5%	100%	150%	16%	$54,688

Melanie M. Nealis	40%	10%	100%	150%	24%	$76,560

*

In addition to this award, Ms. McPeak earned $5,156 in bonus compensation pursuant to a subsidiary based bonus program. That program was superseded by the STI program in March of 2019 and is not included in the table above.

Long-Term Incentives

We use equity awards as long-term compensation incentives for executive officers and other key managers. The Committee determined that the long-term compensation program would be related to Company performance but, historically, it did not move automatically in lockstep with such performance. Through 2018, the Committee established a pool of shares to be used for long-term compensation each year, which varied with our performance. In 2019, the Compensation Committee modified the 2019 LTI to include performance-based awards to align management interests with those of shareholders and with the Company’s Vision 2025. The purpose of the new plan is to attract, retain, and motivate executives, consistent with the Company’s long-term strategy, and to align more fully the interests of employees, consultants, officers and Directors with those of shareholders by giving them a personal interest in the value of the Company’s Common Stock. LTI awards will be forfeited if a recipient violates applicable non-solicitation or non-competition agreements.

To better align with long-term value creation and market practices, in 2019, the Committee reduced the weighting on time-vested restricted stock units that vest pro rata over three years from 100% to 50% of the equity awards. The remaining 50% of the awards are in the form of performance-based restricted stock units that cliff vest after three years based on meeting

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certain performance goals. All time-based and performance-based restricted stock units are settled in Company common stock. For 2019, our NEOs were awarded the following:

Executive	Target as a % of Base Salary	Number of Restricted Stock Units Awarded

Wolfgang H. Dangel	120%	16,913

Tricia L. Fulton	100%	10,325

Jinger J. McPeak	50%	3,420

Rajasekhar Menon (1)	85%	6,181

Melanie M. Nealis	100%	8,234

(1)	Award granted on April 1, 2019.

For 2020, the Committee will further reduce the weighting on time-vested restricted stock units with three-year pro-rata vesting from 50% to 25% of the equity awards, and will award 25% of the equity awards in stock options and 50% in performance-based restricted stock units that cliff vest based on meeting three-year performance goals.

Time-based Restricted Stock Units. Half of the 2019 long-term incentives were awarded in time-based restricted stock units that vest one-third each year over three years. The Committee determined that this form of long-term compensation, tied to value creation for the Company, aligns the interests of officers with those of shareholders. The objectives of the program are to reward officers for long-term performance, encourage retention, and promote equity ownership in the Company.

Performance-Based Restricted Stock Units. The remaining 50% of the 2019 equity awards were in the form of performance-based restricted stock units that cliff vest after three years based on performance against threshold, target and maximum levels achieved over a three-year performance period. Provided minimum threshold performance is met with respect to each performance metric, payout for that metric may be from 50% to 150% of the performance-based restricted stock units allocated to that metric. For 2019, the measures for corporate executives were adjusted EBITDA margin (40%), adjusted EPS (40%) and revenue compound annual growth rate (20%). Adjusted EBITDA margin and adjusted earnings per share are driven by revenue growth, partially offset by items such as freight, seasonality, foreign currency exchange, one-time operational items, and the impact of acquisitions. Helios believes that adjusted EBITDA margin and adjusted EPS, which are non-GAAP measures, are good measures of the Company’s operating performance. For Rajasekhar Menon and Jinger McPeak who are employed within a subsidiary, LTI measures are tied to the same metrics but for subsidiary level performance. Based on certain extraordinary events that occurred in 2019 (including, but not limited to, the impact of the Chinese tariffs) and negatively impacted the ability of our officers to realistically achieve awards under the 2019-2021 LTI, the Compensation Committee adjusted certain targets. The Committee determined that the adjustments were appropriate to maintain a LTI program that aligns pay for performance with the Company’s desire to attract and retain top talent, as well as the Company’s migration to market based compensation at the 50th percentile over time.

In February 2020, the Committee reviewed our actual results for 2019 against the 2019 long-term incentive plan targets established at the beginning of the three-year performance period during Q1 of 2019 and covering the performance period of 2019-2021. The Committee determined that the performance levels that had been established at the beginning of the year were based on the then-current business environment (without consideration of unknown extraordinary events such as the tariffs imposed by China) and our internal projections were no longer reasonably attainable, and as such the plan would likely result in little to no payout to plan participants. As a result, the Committee determined that the plan would not effectively serve its goal of incentivizing the performance and retention of our executive officers and other plan participants. In light of these findings, and after reviewing our 2020 forecast and projections for 2021 performance, the Committee decided to adjust the underlying performance levels for each of the three measures. The Committee retained the structure and weighting of each metric as originally designed. In making these adjustments, the Committee wanted to ensure that the 2019 LTI plan continued to incentivize our executive officers and other participating employees. The Committee believes that the adjusted target levels remain difficult to achieve and would continue to encourage dedicated corporate and individual performance.

Equity Awards Prior to 2019. The principal element of our long-term compensation program through 2018 was restricted shares of Company common stock, granted under a written plan approved by our shareholders. Criteria used by the

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Committee in these awards have included individual responsibilities and performance results and the individual’s years of experience in the industry, with the emphasis on subjective measures such as sustained contributions to the Company, initiative, the effect of the individual on the attitudes and performance of others, and the amount of management required for the individual. Historically, no specific weight was given to any specific criterion although leadership and performance were of particular importance. Equity awards prior to 2019 were primarily made under the Company’s 2011 Equity Incentive Plan (“2011 Equity Plan”), an omnibus plan designed to provide great flexibility in making a variety of equity or equity-based awards. These equity awards, as has been the case historically, were “time-based” so that, to earn the full award, the NEO must remain employed for three years. The Committee in the past has granted stock options, vesting over a specified period of time, but since 2005 no stock options have been awarded. In 2020, the Company reintroduced stock options, which will make up 25% of the equity awards, along with 25% time-based restricted stock units and 50% performance-based restricted stock units.

Other Compensation

Retirement Plan and ESOP. All U.S.-based employees of Helios Technologies, Inc. and Sun Hydraulics LLC, including executive officers, are eligible to participate in the Helios Technologies, Inc. 401(k) and ESOP Retirement Plan (the “Plan”). Under the tax-qualified Plan, employees are able to contribute the lesser of up to 100% of their annual salary or the limit prescribed by the Internal Revenue Service to the Plan on a before-tax basis. Based on years of service, we match 100% of up to the first 6% of pay that is contributed to the Plan. All employee contributions are fully vested upon contribution. Our matching contributions vest over a five-year period—20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% after five years. Ms. McPeak, who is employed by Enovation Controls, participates in a separate 401(k) plan with generally similar provisions. Based on employee contributions, the Enovation Controls 401(k) Plan provides up to 4.5% of the employee’s pay as an employer match and vesting of the match is based on years of service from one to three years: 33% after one year, 67% after two years and 100% after three years.

Since 2004, when an employee stock ownership plan (“ESOP”) was incorporated into the Plan, additional contributions have been made in shares of Company common stock and all eligible employees, regardless of whether they make voluntary contributions to the Plan, participate pro rata, based on their pay as a percentage of total pay for all U.S. employees. Effective January 1, 2019, the ESOP feature was replaced by the inclusion of Company common stock as an investment option under the 401(k) Plan.

Perquisites and Other Benefits. We provide only limited perquisites and other personal benefits. Senior management participates in our benefit plans on the same terms as other employees. These plans include medical and dental insurance, and group life insurance. Under our employee stock purchase plan, approved by the shareholders in 2001, U.S. employees including executive officers may purchase shares of Company common stock at a discount of 15% from market price on the first or last day of the quarterly purchase period, whichever is lower, on a tax-favored basis under Section 423 of the U.S. Internal Revenue Code.

In 2019, Mr. Menon received a one-time lump-sum relocation payment of $106,610 (with a two-year repayment obligation), and a temporary housing allowance in a total amount of $31,687.

Because of the broad responsibilities given to employees and the encouragement of individual initiative, we have educational assistance policies for all employees, including executive officers.

Risks Arising from Compensation Policies and Practices

The Board has determined that its compensation policies and practices do not motivate imprudent risk-taking or encourage Company leaders to make decisions that might be beneficial in the short term at the expense of creating long-term Company value. The Company’s long-term compensation program, as described above, relies on general criteria that are not primarily focused on the achievement of short-term objectives but, rather, what is in the long-term best interest of the Company. The equity awards granted under the program are generally determined in the first quarter of the year. For 2019, awards were granted at a special meeting of the Compensation Committee convened on February 22, 2019.

The Company’s compensation programs are designed with an appropriate balance of risk and reward so they will not encourage excessive or unnecessary risk-taking behavior. To assess compensation risk, the Compensation Committee

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reviewed the policies and practices of the Company and determined they do not create risks reasonably likely to have a material adverse effect on the Company. In conducting this review, the Committee noted the following risk-mitigating features of the compensation policies and practices:

•	Balance among short- and long-term incentives, cash and equity and fixed and variable pay
•	Multiple performance measures
•	Stock ownership and holding guidelines
•	Anti-hedging policy
•	Clawback policy
•	Limited change-in-control (CIC) benefits

Stock Ownership Guidelines

To better link management’s interests with those of shareholders, the Compensation Committee has implemented stock ownership guidelines for the Company’s NEOs. The ownership guidelines specify a number of shares that Company executives must acquire and hold within five years of appointment as an executive officer.

In determining whether an executive has met the stock ownership guidelines, all shares and units (vested or unvested) held by him or her will be counted, including those held jointly or in common with a spouse or dependent children or held in his or her individual retirement account, or 401(k) plan or similar benefit plan. Each executive agrees to hold any equity awards or grants until the required level is met. Each of the Company’s NEOs had either satisfied the ownership guidelines or had time remaining to do so as of December 31, 2019, as set forth in the following table:

Executive	Ownership requirement as a multiple of salary

Wolfgang H. Dangel	5x

Tricia L. Fulton	3x

Jinger J. McPeak	2x

Rajasekhar Menon	2x

Melanie M. Nealis	2x

Hedging Policy

Our Confidentiality and Insider Trading Policy prohibits our directors, officers and employees and their designees from entering into hedging transactions or other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s securities.

Clawback Policy

On June 14, 2019, the Compensation Committee adopted, and the Board endorsed, a Clawback Policy that allows the Company to recover certain forms of compensation paid to executive officers in certain situations. The Policy applies to certain of the Company’s current and former executive officers, including all of the NEOs. The Board adopted this policy, which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws or from material misconduct or fraud. If the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, the Board will require reimbursement or forfeiture of any excess incentive compensation received by an executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement. If the Board determines that an NEO has committed any act of fraud or willful misconduct and the act of fraud or willful misconduct directly or indirectly caused a material adverse effect, the Board will require the executive who committed the act to forfeit or reimburse the Company for some or all (as determined by the Board) of the incentive compensation awarded to or received during the three years following the commission of the act.

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Employment Agreements and Change-in-Control Provisions

The Company typically does not enter into employment agreements with its executives. However, the Company has entered into continuity and severance agreements with each of the NEOs to protect them from loss of income in the case of change of control and to provide protections for the company and the NEOs covering employment related issues as well as confidentiality.

Executive Officer Continuity Agreement

On June 14, 2019, the Company entered into Executive Officer Continuity Agreements (“Continuity Agreements”) with each of the Company’s NEOs: Wolfgang H. Dangel, Tricia L. Fulton, Jinger McPeak, Rajasekhar Menon, and Melanie M. Nealis. The Continuity Agreements provide for certain benefits to be paid to the executive in connection with a termination of employment that takes place in connection with a “Change of Control” (as defined in the Continuity Agreements). The Continuity Agreements supersede and replace the prior similar agreements between the Company and Mr. Dangel and Ms. Fulton.

The Continuity Agreements provide that on termination of the executive’s employment or other triggering event during the two-year period immediately following, or within 90 days prior to, a change in control, as defined in the Continuity Agreements, he or she is entitled to a lump-sum payment equal to twice the amount of his or her annual salary, plus the cash value at the time of grant of the executive’s current year short-term compensation award, and continuing medical benefits, at the Company’s expense, for the executive and his or her family, for a period of 24 months. The executive also is entitled to immediate vesting of, and an extended period following termination, to exercise all unvested and unexercised stock options and immediate vesting and lapse of all forfeiture provisions relating to, and restrictions upon transfer of, all previously issued shares of restricted stock. To receive the payment and benefits under the Continuity Agreement, the executive must execute a general release and comply with the restrictive covenants set forth in his or her other agreements with the Company during the 24-month period following termination of employment.

Executive Officer Severance Agreement

On June 14, 2019, the Company entered into Executive Officer Severance Agreements (“Severance Agreements”) with each of the Company’s NEOs: Wolfgang H. Dangel, Tricia L. Fulton, Jinger McPeak, Rajasekhar Menon, and Melanie M. Nealis. The Severance Agreements provide for certain benefits to be paid to the executive in connection with a termination of employment that does not occur in connection with a change in ownership or control of the Company. Mr. Arduini is based in Italy and his Italian employment contract would supersede the Severance Agreement where the provisions are more favorable.

The Severance Agreements provide that on an “Involuntary Termination of Employment” (as defined in the Severance Agreement), the executive is entitled to a continuation of his or her annual base salary for 12 months, a payment equal to the target value at the time of grant of the executive’s current year short-term compensation award, and continuing medical benefits, at Company expense, for the executive and his or her family for a period of 12 months. To receive the payment and benefits under the Severance Agreement, the executive must comply with a number of conditions including, executing a general release and complying with the restrictive covenants set forth in his or her agreement(s) with the Company for a period of 12 months following termination of employment.

Dangel Separation Agreement

On April 5, 2020, the Company entered into a Separation Agreement (the “Separation Agreement”) with Mr. Dangel that superseded and replaced any prior compensation and employment agreements between the Company and Mr. Dangel. Under the terms of the Separation Agreement, the Company paid Mr. Dangel the same compensation to which he was entitled under his Severance Agreement, which including a lump sum cash payment of $413,000, representing Mr. Dangel’s short term incentive bonus paid at target. In lieu of continuing medical and healthcare benefits initially provided for under his Severance Agreement, Mr. Dangel received a cash amount equal to $73,048 that included reimbursement for the cost of his German health insurance and the cost of U.S. health insurance under COBRA for a period of twelve months. Additionally, Mr. Dangel is entitled to the continuation of his annual base salary ($590,000) for a period of twelve months from the date of termination. Mr. Dangel is subject to confidentiality restrictions and restrictive covenants under previously executed equity award and other agreements for a 12-month period.

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Matosevic Offer of Employment

On May 15, 2020, the Company announced publicly that it entered into an offer of employment with Josef Matosevic for the role of President and Chief Executive Officer of the Company. Mr. Matosevic’s appointment was effective June 1, 2020 (the “Effective Date”). Mr. Matosevic was also appointed to the Board on the Effective Date. In connection with his appointment, Mr. Matosevic is entitled to an annual base salary of $704,000. In addition, under the Company’s incentive plans, his STI target is 100% of his base salary and his LTI target is 175% of his base salary, with 25% allocated to nonqualified stock options, 25% allocated to time-based restricted stock units, and 50% allocated to performance-based restricted stock units. For the fiscal year 2020, all of the above compensation elements, with the exception of the performance-based restricted stock unit component of the LTI award, are fully guaranteed and will be prorated based upon the Effective Date. Additionally, Mr. Matosevic is entitled to a one-time cash sign-on bonus in the amount of $30,000 and 17,500 time-based restricted stock units, which will vest in one-third increments per year over a three year time frame and will be awarded on the first day of the quarter following the Effective Date. Mr. Matosevic’s sign-on award is intended to offset the cost of temporary housing expenses for a period of six months. Mr. Matosevic is eligible to participate in the standard health, welfare and retirement benefit plans that are applicable to employees of the Company. Mr. Matosevic will not be entitled to any compensation for his service as a director on the Company’s Board.

In connection with Mr. Matosevic’s appointment, Mr. Matosevic’s entered into the Company’s standard form Indemnification Agreement and Continuity Agreement, on the Effective Date. In addition, the Company and Mr. Matosevic will enter into an executive officer severance agreement on the Effective Date. Mr. Matosevic’s severance agreement is similar to the Severance Agreements discussed above, however, Mr. Matosevic is entitled to a continuation of his annual base salary for 18 months, a payment equal to 150% of the target value at the time of grant of his current year STI award, and continuing medical benefits, at Company expense, for Mr. Matosevic and his family for a period of 12 months. To receive the payment and benefits under his severance agreement, Mr. Matosevic must, among other things, execute a customary release and comply with customary restrictive covenants set forth in his agreements with the Company. Further, Mr. Matosevic will enter into certain restrictive covenants consistent with the Company’s standard form that are contained in the Restricted Stock Unit and Stock Option Agreement.

Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code places a limit on the tax deductibility of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s principal executive officer, principal financial officer and its next three most highly compensated executive officers in the year that the compensation is paid). Prior to the adoption of the Tax Cuts and Jobs Act (the “Tax Reform”), this limitation applied only to compensation that was not considered performance-based under the Section 162(m) rules. The Tax Reform repealed this exception for performance-based compensation. We generally structure our compensation programs, where feasible, to minimize or eliminate the impact of the limitations of Section 162(m) when we believe such payments are appropriate, after taking into consideration changing business conditions or the officer’s performance. However, nondeductible compensation in excess of this limitation may be paid.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Douglas M. Britt, Chair

Marc Bertoneche (through April 19, 2020)

Laura Dempsey Brown (as of April 20, 2020)

Cariappa (Cary) M. Chenanda (as of April 20, 2020)

Kennon Guglielmo (as of April 20, 2020)

Christine L. Koski

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Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers serving as such for the fiscal years ended December 28, 2019, December 29, 2018, and December 30, 2017. When setting total compensation for each of the named executive officers, the Compensation Committee reviews the executive’s current compensation, including equity and non-equity-based compensation, compensation history, performance and other information it deems relevant.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)

Wolfgang H. Dangel	2019	545,402	—	640,411	196,560	35,053	1,417,426
(Former) President and	2018	529,856	8,425	968,580	—	32,246	1,539,107
Chief Executive Officer	2017	515,000	826	425,400	—	17,610	958,836

Tricia L. Fulton	2019	397,116	—	390,956	144,000	16,800	948,872
Chief Financial Officer	2018	322,817	5,448	710,292	—	34,301	1,072,858
	2017	262,000	30,826	425,400	—	20,013	738,239

Jinger J. McPeak	2019	260,286	—	129,498	58,156	12,600	460,540
President,	2018	240,663	93,406	134,525	—	13,658	482,252
Electronic Controls	2017	209,077	55,075	79,763	—	12,090	356,005

Rajasekhar Menon	2019	261,154	106,610	292,083	54,688	97,195	811,730
President, CVT (3)

Melanie M. Nealis	2019	318,654	—	311,780	76,560	—	706,994
Chief Legal and Compliance	2018	147,846	102,039	311,700	—	—	561,585
Officer and Secretary (4)

(1)

The dollar values shown represent the grant date fair values for restricted stock awards calculated in accordance with ASC Topic 718. A portion of the stock awards are subject to performance-based vesting criteria. Reported values are based on the probable outcome of the performance conditions as of the grant date. The value of the awards at the grant date, assuming that the highest level of performance conditions will be achieved is as follows:

Name	Year	Stock Awards, Assuming Highest Level of Performance Conditions are Achieved ($)

Wolfgang H. Dangel	2019	799,765

Tricia L. Fulton	2019	488,235

Jinger J. McPeak	2019	161,723

Rajasekhar Menon	2019	364,822

Melanie M. Nealis	2019	389,366

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(2)	2017 and 2018 amounts include dividends received on unvested restricted stock shares. Those amounts have been excluded for 2019 reporting. All Other Compensation amounts for 2019 are as follows:

Name	Year	Perquisites and Other Personal Benefits ($)		Company Contributions to Retirement and 401(k) Plans ($)	Payment of Consulting Fees ($) (b)	Total ($)

Wolfgang H. Dangel	2019	26,577	(a)	8,476	—	35,053

Tricia L. Fulton	2019	—		16,800	—	16,800

Jinger J. McPeak	2019	—		12,600	—	12,600

Rajasekhar Menon	2019	—		—	97,195	97,195

Melanie M. Nealis	2019	—		—	—	—

(a)	Amount represents reimbursement of medical insurance fees in excess of those generally available to all salaried employees.

(b)	Represents consulting fees paid to Rajasekhar Menon prior to his employment as President, CVT.

(3)	Rajasekhar Menon joined the Company in April 2019.

(4)	Melanie Nealis joined the Company in July 2018.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards (1)			Grant Date Fair Value of Stock and Option Awards ($) (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Wolfgang H. Dangel	February 22, 2019				12,685	16,913	21,141	640,411

	February 22, 2019	32,760	327,600	491,400

Tricia L. Fulton	February 22, 2019				7,744	10,325	12,906	390,956

	February 22, 2019	24,000	240,000	360,000

Jinger J. McPeak	February 22, 2019				2,565	3,420	4,275	129,498

	February 22, 2019	13,250	106,000	159,000

Rajasekhar Menon (3)	April 1, 2019				4,636	6,181	7,726	292,083

	April 1, 2019	21,875	175,000	262,500

Melanie M. Nealis	February 22, 2019				6,176	8,234	10,293	311,780

	February 22, 2019	12,760	127,600	191,400

(1)	Represents the number of restricted stock units granted under the 2011 Equity Incentive Plan. Dividends were not paid on the restricted stock units.

(2)	Grant date fair value of awards computed in accordance with FASB ASC Topic 718.

(3)	Committee action date of February 22, 2019.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Wolfgang H. Dangel	—	—	—		32,913	(1)	1,521,568

Tricia L. Fulton	—	—	—		23,125	(2)	1,069,069

Jinger J. McPeak	—	—	—		5,837	(3)	269,845

Rajasekhar Menon	—	—	—		6,181	(4)	285,748

Melanie M. Nealis	—	—	—		12,234	(5)	565,578

(1)

Awards represent restricted stock that would have vested as follows: 2,819 on February 22, 2020, 4,000 on March 3, 2020, 6,000 on March 6, 2020, 2,819 on February 22, 2021, 6,000 on March 6, 2021, up to 150% of 8,456 shares on January 1, 2022, contingent upon the achievement of pre-established performance metrics and 2,819 on February 22, 2022.

(2)

Awards represent restricted stock that will vest as follows: 1,721 on February 22, 2020, 4,000 on March 3, 2020, 4,400 on March 6, 2020, 1,721 on February 22, 2021, 4,400 on March 6, 2021, up to 150% of 5,162 shares on January 1, 2022, contingent upon the achievement of pre-established performance metrics and 1,721 on February 22, 2022.

(3)

Awards represent restricted stock that will vest as follows: 570 on February 22, 2020, 750 on March 3, 2020, 833 on March 6, 2020, 570 on February 22, 2021, 834 on March 6, 2021, up to 150% of 1,710 shares on January 1, 2022, contingent upon the achievement of pre-established performance metrics and 570 on February 22, 2022.

(4)

Awards represent restricted stock that will vest as follows: 1,031 on April 1, 2020, 1,031 on April 1, 2021, up to 150% of 3,090 shares on January 1, 2022, contingent upon the achievement of pre-established performance metrics and 1,031 on April 1, 2022.

(5)

Awards represent restricted stock that will vest as follows: 1,373 on February 22, 2020, 2,000 on July 9, 2020, 1,372 on February 22, 2021, 2,000 on July 9, 2021, up to 150% of 4,117 shares on January 1, 2022, contingent upon the achievement of pre-established performance metrics and 1,372 on February 22, 2022.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Wolfgang H. Dangel	—	—	10,000	492,180

Tricia L. Fulton	—	—	8,400	413,764

Jinger J. McPeak	—	—	1,583	77,973

Rajasekhar Menon	—	—	—	—

Melanie M. Nealis	—	—	2,000	89,800

Pension Benefits

The Company does not maintain a pension plan for any of its U.S.-based executive officers, other than its 401(k) Plans. Through December 31, 2018, the Sun Hydraulics Corporation 401(k) Plan contained an employee stock ownership plan (ESOP) feature. Effective January 1, 2019, the ESOP feature was replaced by the inclusion of Company common stock as an investment option under the 401(k) Plan.

Nonqualified Deferred Compensation

The Company does not maintain a nonqualified deferred compensation program.

44 | 2020 Proxy Statement

Executive Compensation

Employment Agreements

In connection with its acquisition of Enovation Controls, LLC (“Enovation”), the Company entered into employment agreements with Kennon Guglielmo and Jinger McPeak to serve as Co-General Managers of the acquired company.

Dr. Guglielmo’s employment agreement, which had a 28-month term and expired April 5, 2019, required him to devote 20% of his total work time to his position with Enovation and acknowledged that the remainder of his time would be devoted to Genisys. His employment agreement provided for an annual salary of $41,200 and additional aggregate bonus potential of 40% of his base salary. Dr. Guglielmo also was entitled to participate in benefit plans and programs made available to similarly situated employees generally. If his employment had been terminated by Enovation without cause or by him with good reason, Dr. Guglielmo would have been entitled to severance equal to six months of his then current base salary.

Ms. McPeak’s employment agreement had a 36-month term requiring her to devote all necessary working time to Enovation and prohibits her from being employed or rendering other services to any other person or entity without the prior written approval of Enovation Controls. Her employment agreement provided for a base salary, reviewed annually, and an aggregate bonus potential of 40% of her base salary. Ms. McPeak’s agreement also entitled her to participate in benefit plans and programs made available to similarly situated employees generally. Her agreement further provided that if employment was terminated by Enovation without cause or by her with good reason, she was entitled to severance equal to six months of her base salary in effect on the date of termination. Ms. McPeak‘s agreement expired on its own terms effective November 6, 2019.

Potential Payments Upon Termination or Change of Control

The Board approved, and the Company entered into an Executive Continuity Agreement (the “Executive Continuity Agreement”) with Tricia Fulton, CFO, in December 2009, and with Wolfgang Dangel, former President and CEO, in April 2016. The intent of the Executive Continuity Agreements were to assure the Company and the executive of continuity of management in the event of any actual or threatened change in control of the Company, by providing for specific benefits to such executives in the event of the termination of their employment, reduction in compensation or other triggering event in connection with a change in control. On April 2, 2019, Mr. Dangel executed an amendment to his Executive Continuity Agreement removing the “tax gross-up” provision. On June 14, 2019, the Board approved the Continuity Agreement for all of its executive officers, which superseded and replaced the Executive Continuity Agreements of Mr. Dangel and Ms. Fulton. The Continuity Agreement provides that upon termination of the executive’s employment or other triggering event during the two-year period immediately following, or within 90 days prior to, a change in control, as defined in the Continuity Agreement, he or she is entitled to a lump sum payment equal to twice the amount of his or her annual salary, plus the cash value at the time of grant of the executive’s current year short-term compensation award, and continuing medical benefits, at the Company’s expense, for the executive and his or her family, for a period of 24 months. The executive also is entitled to immediate vesting of and an extended period following termination in which to exercise all unvested and unexercised stock options and immediate vesting and lapse of all forfeiture provisions relating to, and restrictions upon transfer of, all previously issued shares of restricted stock. To receive the payment and benefits under the Continuity Agreement, the executive must execute a general release and comply with the restrictive covenants set forth in his or her other agreements with the Company during the 24-month period following termination of employment.

Additionally, on June 14, 2019, the Compensation Committee adopted, and the Board endorsed, a form of Severance Agreement to be entered into with each of the Company’s executive officers. The Severance Agreement provides for certain benefits to be paid to the executive in connection with a termination of employment that does not occur in connection with a change in ownership or control of the Company. The Severance Agreement provides that upon an “Involuntary Termination of Employment” (as defined in the Severance Agreement), he or she is entitled to a continuation of his or her annual base salary for 12 months, a payment equal to the cash value at the time of grant of the executive’s current year short-term compensation award, and continuing medical benefits, at Company expense, for the executive and his or her family for a period of 12 months. To receive the payment and benefits under the Severance Agreement, the executive must comply with a number of conditions including, executing a general release and complying with the restrictive covenants set forth in his or her agreements with the Company for a period of 12 months following termination of employment.

Mr. Dangel’s Continuity Agreement and Severance Agreement were superseded and replaced in their entirety by the Separation Agreement on April 5, 2020.

2020 Proxy Statement | 45

Executive Compensation

Mr. Matosevic’s entered into the Company’s standard form Continuity Agreement on the Effective Date. In addition, the Company and Mr. Matosevic entered into an executive officer severance agreement on the Effective Date. Mr. Matosevic’s severance agreement is similar to the Severance Agreements discussed above, however, Mr. Matosevic is entitled to a continuation of his annual base salary for 18 months, a payment equal to 150% of the target value at the time of grant of his current year STI award, and continuing medical benefits, at Company expense, for Mr. Matosevic and his family for a period of 12 months. To receive the payment and benefits under his severance agreement, Mr. Matosevic must, among other things, execute a customary release and comply with customary restrictive covenants set forth in his agreements with the Company.

The following table shows the potential payments upon termination following a change of control, as if termination had occurred on December 28, 2019:

	Salary ($)	STI ($)	Accelerated Restricted Stock Vesting ($)	Accelerated Stock Option Vesting ($)	Welfare Benefits ($)	Total ($)

Wolfgang H. Dangel	1,092,000	655,200	1,497,542	—	34,399	3,279,141

Tricia L. Fulton	800,000	480,000	1,052,188	—	25,366	2,357,554

Jinger J. McPeak	530,000	212,000	265,584	—	45,837	1,053,421

Rajasekhar Menon	700,000	350,000	281,236	—	51,581	1,382,817

Melanie M. Nealis	638,000	255,200	556,647	—	51,315	1,501,162

The following table shows the potential payments following an involuntary termination, as if termination had occurred on December 28, 2019:

	Salary ($)	STI ($)	Welfare Benefits ($)	Total ($)

Wolfgang H. Dangel *	546,000	327,600	17,200	890,800

Tricia L. Fulton	400,000	240,000	12,683	652,683

Jinger J. McPeak	265,000	106,000	22,919	393,919

Rajasekhar Menon	350,000	175,000	25,791	550,791

Melanie M. Nealis	319,000	127,600	25,657	472,257

*	Under the terms of the Separation Agreement dated April 5, 2020, Mr. Dangel received a modified separation package as described above on page 39.

CEO to Median Employee Pay Ratio

As required under and calculated in accordance with Item 402(u) of Regulation S-K, we have determined a reasonable estimate of the ratio of the annual total compensation of Mr. Dangel, our former President and Chief Executive Officer during all of 2019, to the median of the annual total compensation of all employees excluding Mr. Dangel for 2018 was 31:1. This ratio was calculated as described below using the median of annual total compensation of all employees, other than Mr. Dangel of $45,749, and the annual total compensation of Mr. Dangel as reported in our 2019 Summary Compensation Table of $1,417,426.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

For purposes of this disclosure, the date used to identify the Median Employee was December 28, 2019 (the “Determination Date”). On the Determination Date, the Company employed a total of 1,929 employees (including 1,070 employees based in

46 | 2020 Proxy Statement

Executive Compensation

the United States). The Company determined the Median Employee as of the Determination Date by identifying total compensation for the period beginning on December 29, 2018 and ending on December 28, 2019 for 1,875 employees who were employed by the Company on the Determination Date. This group of employees included all full- and part-time employees but excluded Mr. Dangel and 54 non-U.S. employees (consisting of 46 employees in India, seven employees in Brazil and one employee in Argentina), who were excluded under the de minimis exception, which allows exclusion of up to 5% of the total employee population.

The group of employees used to determine the median employee does not include any independent contractors or “leased” workers and does not exclude any employees of businesses acquired by us or combined with us. Further, we did not use any statistical sampling or cost-of-living adjustments for purposes of this CEO pay ratio disclosure. Total compensation used to determine the median employee included base wages, overtime, bonus payments, and the grant date fair value of restricted stock awards granted during the year. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after December 29, 2018. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates. Compensation paid in currencies other than U.S. dollars was converted to U.S. dollars based on average exchange rates for the 12-month period ending December 28, 2019. After identifying the median employee, we calculated the annual total compensation for 2019 for this employee using the same methodology used for Mr. Dangel in the Summary Compensation Table.

2020 Proxy Statement | 47

DIRECTOR COMPENSATION

Since June 2012, the Company has used shares of its common stock as the sole compensation for members of its Board. Since 2015, each nonemployee Director is paid an annual retainer of 2,000 shares of Company common stock. The retainer for committee chairs is 1.5 times the regular Director rate and the Board Chair’s retainer is 2.25 times the regular Director rate. Each nonemployee Director also receives 250 shares for attendance at each Board meeting and each in-person committee meeting on which he or she serves. No additional compensation is paid for meetings that are held within one day of a Board meeting or for separate meetings of less than four hours. The shares of Company common stock are issued under the Sun Hydraulics Corporation 2012 Nonemployee Director Fees Plan (the “2012 Directors Plan”).

The Board believes that compensation of Directors entirely in Company common stock with a specified number of shares, rather than calculating the number based on a stated dollar amount, aligns the interests of Directors with those of the shareholders in the long-term growth and profitability of the Company. The Compensation Committee reviews the Director compensation program and adjusts compensation periodically so that it remains fair and competitive. As with executive compensation, industry data is used periodically as reference points. Directors also are reimbursed for their expenses incurred in connection with their attendance at such meetings. Directors who are employees of the Company do not receive any additional compensation for their service as Directors.

2019 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)

Marc Bertoneche	—	136,913	10,756	147,669

Douglas M. Britt	—	182,550	—	182,550

Wolfgang H. Dangel (3)	—	—	—	—

David W. Grzelak (4)	—	171,805	—	171,805

Kennon H. Guglielmo	—	100,470	—	100,470

Christine L. Koski	—	136,913	—	136,913

Philippe Lemaitre	—	251,006	—	251,006

Alexander Schuetz	—	182,550	—	182,550

(1)

The stock awards represent aggregate grant date fair market value, based on the average of the high and low market price as of the date of grant. The common stock was issued during 2019 for their service as directors and for attendance at Board meetings. Please see the table set forth under the heading “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters” on page 25 regarding the number of shares beneficially owned by each of the Directors.

(2)

We have a travel and reimbursement policy under which we reimburse the expenses of a director’s spouse for travel costs incurred in connection with business of the Board when appropriate. Except as set forth in the “All Other Compensation” column, the cost to the Company for providing these perquisites was less than $10,000 for each Director.

(3)	Mr. Dangel separated from the Company as President and CEO and director on April 5, 2020. He did not receive any stock awards or other fees as a Director of the Company during 2019.

(4)	Mr. Grzelak retired from the Board on December 12, 2019.

48 | 2020 Proxy Statement

Director Compensation

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of December 28, 2019. Information is included for both equity compensation plans approved by the Company’s shareholders and equity compensation plans not approved by the shareholders.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by shareholders	—	—	1,554,824

Equity compensation plans not approved by shareholders	—	—	—

Total	—	—	1,554,824

Equity compensation plans approved by the shareholders include the Employee Stock Purchase Plan, the 2019 Equity Incentive Plan and the 2012 Nonemployee Director Fees Plan.

The number of securities available for future issuance in column (c) as of December 28, 2019, were 405,440 shares under the Employee Stock Purchase Plan, 50,960 shares under the Sun Hydraulics Limited Share Incentive Plan, 999,000 shares under the 2019 Equity Incentive Plan, and 99,424 shares under the 2012 Nonemployee Director Fees Plan.

2020 Proxy Statement | 49

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee engaged Grant Thornton LLP (“Grant Thornton”) to report upon the financial statements of the Company for the years ended December 28, 2019, and December 29, 2018, and the effectiveness of the Company’s internal control over financial reporting as of December 29, 2018, and December 28, 2019, respectively. Those audited financial statements are provided in conjunction with the Company’s annual report to shareholders that has been provided to the shareholders along with this Proxy Statement.

Fees

The Company incurred the following fees to Grant Thornton LLP during fiscal years 2019 and 2018.

	2019	2018

Audit Fees:

Grant Thornton (principal auditor)	$1,419,384	$1,353,707

Other Auditors	—	—

Subtotal	1,419,384	1,353,707

Audit Related Fees	50,083	291,613

Tax Fees	53,500	27,000

All Other Fees	—	—

Audit Fees were for professional services rendered for the audit of the Company’s consolidated financial statements included in Form 10-K, reviews of the consolidated financial statements included in Forms 10-Q, and statutory audits of the Company’s wholly-owned subsidiaries for the fiscal years 2019 and 2018, respectively.

Audit Related Fees were incurred for employee benefit plan audit services.

The Audit Committee has not adopted any pre-approval policies and approves all engagements with the Company’s auditors prior to the performance of services by them.

A representative from Grant Thornton will be in attendance at the Meeting, will have the opportunity to make a statement if desired, and will be available to respond to any questions from those in attendance.

The Audit Committee has appointed Grant Thornton to report upon the financial statements of the Company for the year ended January 2, 2021, and the effectiveness of the Company’s internal control over financial reporting as of January 2, 2021. Although the Company is not required to seek shareholder ratification of this appointment by the Company’s Bylaws or otherwise, the Board believes it to be sound corporate governance to do so. If the shareholders do not ratify this appointment, the Audit Committee will reconsider the appointment and consider that vote in the review of its future selection of accountants, but will not be required to engage a different auditing firm.

The Board of Directors, as a matter of good corporate practice, has elected to seek ratification of Grant Thornton LLP as the independent registered public accounting firm to report on the financial statements of the Company for the year ended January 2, 2021, and recommends that you vote “FOR” Proposal 2.

50 | 2020 Proxy Statement

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2020 Annual Meeting of Shareholders, as provided in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and as required by Section 14A of the Securities Exchange Act of 1934, as amended, we provided our shareholders the opportunity to advise our Compensation Committee and Board regarding the compensation of our named executive officers as described in our proxy statement pursuant to the compensation disclosure rules of the SEC (“say on pay”). At our 2017 Annual Meeting of Shareholders, as provided in the Dodd-Frank Act, our shareholders were asked to indicate how frequently we should seek a “say on pay” advisory vote. The shareholders were able to indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. At the 2017 Annual Meeting, 89.95% of shareholders voting or who abstained from voting endorsed our Board’s recommendation that the advisory “say on pay” vote be held every year. Therefore, we are providing our shareholders the opportunity to advise our Compensation Committee and Board regarding the compensation of our named executive officers as described in this Proxy Statement.

As set forth in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” the goals of our compensation program are to attract, retain, motivate and reward highly qualified leadership personnel and to provide them with attractive long-term career opportunities. Our compensation philosophy is to provide executives with a competitive total compensation package which motivates superior job performance, the achievement of our business objectives, and the enhancement of shareholder value. The Company’s objective is to attract, retain, and motivate excellent employees, in alignment with the Company’s Vision 2025 and long-term strategy, and to align the interests of employees with those of the shareholders by giving them a personal interest in the value of the Company’s Common Stock. Please see the Compensation Discussion and Analysis beginning on page 27 for a detailed description and analysis of our executive compensation programs, including information about the fiscal year 2019 and 2020 compensation of our named executive officers.

The advisory “say on pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. We will ask our shareholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Company’s 2020 Proxy Statement.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, we value the opinions of our shareholders and our Board and Compensation Committee will consider the outcome of the vote when making future executive compensation decisions. If a quorum is present at the meeting, Proposal 3 will be approved if votes cast favoring the action exceed the votes cast opposing the action.

The Board of Directors recommends that you vote “FOR” Proposal 3, the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

OTHER BUSINESS

Management of the Company does not know of any other business that may be presented at the Meeting. If any matter not described herein should be presented for shareholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

2020 Proxy Statement | 51

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS AND NOMINATION OF DIRECTORS BY SHAREHOLDERS FOR THE 2021 PROXY STATEMENT AND PRESENTATION AT THE 2021 ANNUAL MEETING

Our Bylaws govern the submission of nominations for Director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the Company’s proxy statement for that meeting. Under our Bylaws, if a shareholder, at our 2021 Annual Meeting, wants to:

(i)    nominate a person to stand for election as a Director, the nomination must be received at our principal executive offices no earlier than January 4, 2021, and no later than February 3, 2021. Therefore, notice to the Company of a shareholder nomination submitted before January 4, 2021, or after February 3, 2021, will be considered untimely and will not be considered at the 2021 Annual Meeting; or

(ii)    introduce an item of business, the proposal must be received at our principal executive offices no later than December 25, 2020. Accordingly, notice to the Company of a shareholder proposal received after December 25, 2020, will be considered untimely and will not be considered at the 2021 Annual Meeting.

These advance notice provisions are in addition to, and separate from, the SEC requirements that a shareholder must meet to have a proposal included in our proxy statement and form of proxy for presentation at our annual meetings. We expect to hold our 2021 Annual Meeting on or about June 3, 2021, which will be more than 30 days prior to the one year anniversary of the Meeting. Accordingly, under SEC Rule 14a-8, we must provide a reasonable period of time for shareholders to submit any such proposal for inclusion in the proxy. In this regard, if a shareholder wants to nominate a person to stand for election as a Director or introduce an item of business at our 2021 Annual Meeting and have us include such nomination or proposal in our proxy statement and form of proxy for presentation at the 2021 Annual Meeting, the nomination or proposal must be received at our principal executive offices no later than December 25, 2020.

Under our Bylaws, a shareholder must follow certain procedures to nominate persons for election as Directors or to introduce an item of business at an Annual Meeting of Shareholders. The procedures for nominating a Director are described above in “Governance of the Company — Independence and Committees of the Board of Directors” under the headings “Governance and Nominating Committee” and “Shareholder recommendations for Nomination as a Director.”

The procedures for introducing an item of business at the 2021 Annual Meeting require providing a written notice of each proposed item of business that must include:

(i)	a brief description of the business desired to be brought before the meeting,

(ii)	the reasons for conducting such business at the meeting,

(iii)	the name and record address of the shareholder proposing such business,

(iv)	the number of shares of stock owned beneficially or of record by the shareholder,

(v)

a description of all arrangements or understandings between the shareholder and any other person or persons (including their names) in connection with the proposal of such business by the shareholder and any material interest of the shareholder in such business, and

(vi)	a representation that the shareholder intends to appear in person or by proxy to bring such business before the meeting.

Shareholder proposals and nominations for Director should be submitted in writing to the Corporate Secretary, at 1500 West University Parkway, Sarasota, Florida 34243. A copy of the Company’s Bylaws will be provided upon request in writing to the Secretary.

By Order of the Board of Directors,

MELANIE M. NEALIS

Secretary

Dated: June 8, 2020

52 | 2020 Proxy Statement

HELIOS TECHNOLOGIES, INC.

1500 WEST UNIVERSITY PKWY.

SARASOTA, FL 34243-2290

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on August 5, 2020 for shares held directly and by 11:59 P.M. Eastern Time on August 3, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on August 5, 2020 for shares held directly and by 11:59 P.M. Eastern Time on August 3, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D18074-P35312	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

HELIOS TECHNOLOGIES, INC. The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐

Nominees to serve until the Company’s 2023 annual meeting:
01)	Laura Dempsey Brown
02)	Cariappa (Cary) M. Chenanda
03)	Dr. Alexander Schuetz
Nominees to serve until the Company’s 2021 annual meeting:
04)	Josef Matosevic
05)	Gregory C. Yadley

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Ratify Appointment of Grant Thornton LLP as the Independent Registered Public Accounting Firm of the Corporation for 2020.	☐	☐	☐

3.	Advisory Vote on Executive Compensation.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

D18075-P35312

HELIOS TECHNOLOGIES, INC. Annual Meeting of Shareholders This proxy is solicited by the Board of Directors

The undersigned, having received notice of the Annual Meeting of Shareholders of Helios Technologies, Inc. to be held on Thursday, August 6, 2020 at 10:00 am, hereby designates and appoints Kennon Guglielmo and Philippe Lemaitre, and either of them with authority to act without the other, as attorneys and proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.001 per share, of Helios Technologies, Inc. that the undersigned is entitled to vote at such Meeting or at any adjournment thereof, with all the powers the undersigned would possess if personally present, such proxies being directed to vote as specified below and in their discretion on any other business that may properly come before the Meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of each of the Directors listed, and FOR Proposals 2 and 3.

Continued and to be signed on reverse side